Exhibit 10.1

EXECUTION VERSION

THIS RESTRUCTURING SUPPORT AND LOCK-UP AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AND LOCK-UP AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

RESTRUCTURING SUPPORT AND LOCK-UP AGREEMENT

This RESTRUCTURING SUPPORT AND LOCK-UP AGREEMENT (including all exhibits and schedules attached hereto and incorporated herein, this “Agreement”) is made and entered into as of July 8, 2016, by and among the following parties:

i.	C&J Energy Services, Ltd. (“C&J Energy”), a publicly-traded company organized under the laws of Bermuda and its direct and indirect subsidiaries that are parties to the Credit Agreement (as defined below) (collectively, the “Company” or the “Company Parties” and such Company Parties (including, without limitation, C&J Energy) that file Chapter 11 Cases (as defined below) as set forth in Exhibit A hereto, collectively, the “Debtors”); and

ii.	those certain lenders of Term Loans and/or Revolving Loans[1] (the “Lenders”) under that certain Credit Agreement, dated as of March 24, 2015, by and among C&J Energy, CJ Holding Co., CJ Lux Holdings S.a.r.l., the other guarantors from time to time party thereto, Cortland Capital Market Services LLC, as successor administrative agent (together with any successor administrative agent, the “Agent”), and the lenders from time to time party thereto (as amended and restated by that certain First Amendment to Credit Agreement dated as of the same date, as the Waiver and Second Amendment to Credit Agreement, dated as of September 29, 2015 and as the Third Amendment (Refinancing Amendment) to Credit Agreement dated as of September 29, 2015, and as further modified pursuant to that certain Temporary Limited Waiver Agreement, dated as of May 10, 2016, that certain Forbearance Agreement, dated as of May 31, 2016 and that certain Second Forbearance Agreement, dated as of June 30, 2016 (the “Second Forbearance Agreement”), the “Credit Agreement”), that execute signature pages hereto (such lenders, other than any Affiliated Lender (as such term is defined in the Credit Agreement), the “Supporting Creditors” and, collectively, with (i) the Company Parties and (ii) any transferee that becomes a Supporting Creditor pursuant to section 4.04(a), the “Parties”).

[1]	Capitalized terms used but not otherwise defined herein have the meaning ascribed to such terms in the term sheet attached hereto as Exhibit A (as the same may be amended, supplemented, or otherwise modified from time to time, the “Restructuring Term Sheet”), subject to Section 2 hereof.

RECITALS

WHEREAS, the Supporting Creditors, the Agent and the Company have engaged in good faith, arm’s-length negotiations regarding a restructuring transaction (the “Restructuring”) pursuant to the terms and upon the conditions set forth in this Agreement;

WHEREAS, the Debtors intend to commence voluntary reorganization cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) to effect the Restructuring through a prenegotiated chapter 11 plan of reorganization that is materially consistent with the Restructuring Term Sheet and otherwise in form and substance acceptable to the Debtors and the Required Supporting Creditors (the “Plan”);

WHEREAS, certain Supporting Creditors or affiliates of Supporting Creditors (in their capacities as such, the “DIP Lenders”) have agreed to provide a debtor-in-possession financing facility in an amount up to $100 million, pursuant to the terms and conditions set forth in the term sheet attached as Exhibit A-1 to the Restructuring Term Sheet and otherwise satisfactory to the DIP Lenders and the Company (the “DIP Facility”);

WHEREAS, certain Supporting Creditors or affiliates of Supporting Creditors (in such capacity, the “Backstop Parties”2), have agreed, subject to the terms and conditions of this Agreement and the Restructuring Term Sheet, to backstop a rights offering for an investment in the Company in an amount of up to $200 million as part of an approved Plan (the “Investment”);

WHEREAS, the Parties have agreed to certain terms with respect to the organization and governance of the Company Parties following the effective date of the Plan (the “Plan Effective Date”), as set forth in the Restructuring Term Sheet;

WHEREAS, the Supporting Creditors intend, as of the time that this Agreement is first being entered into, that they would credit bid the amount necessary to defeat other bids, up to the full amount of their principal and accrued and unpaid interest, in any sale transaction;

WHEREAS, the Company Parties have agreed to take certain actions in support of the Restructuring on the terms and conditions set forth in this Agreement.

[2]	For the avoidance of doubt, as used herein, the terms “Supporting Creditors” and “Parties” includes the DIP Lenders and the Backstop Parties in their capacities as such.

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NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1. Agreement Effective Date. This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Time, on the date (such date, the “Agreement Effective Date”) on which: (a)(i) the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Supporting Creditors; (ii) the Lenders holding more than 50% of the aggregate outstanding principal amount of the Total Credit Exposure (as defined in the Credit Agreement) (determined without regard to any claims held by a person or entity that is an “insider” as that term is defined in section 101(31) of the Bankruptcy Code) shall have executed and delivered to counsel to the Debtors counterpart signature pages of this Agreement, provided, that Lenders holding more than 60% of the aggregate outstanding principal amount of the Total Credit Exposure shall have executed signature pages of this Agreement on or before the Petition Date; (b) the Company Parties have given notice to counsel to the Supporting Creditors in accordance with Section 10.09 hereof that each of the foregoing conditions set forth in this Section 1, in each case, has been satisfied, all signature pages held by such Company Parties as contemplated above shall have been released for attachment to the relevant agreements, and this Agreement is declared effective as to all Parties; and (c) the Company Parties shall have paid all fees and expenses invoiced required to be paid pursuant to the Second Forbearance Agreement and Section 9 hereof. If the Agreement Effective Date shall not have occurred on or before July 8, 2016, all signature pages referred to in Section 1 shall be returned to the Party providing the same and this Agreement, and all documents to which such signature pages apply, shall have no force or effect.3

Section 2. Exhibits Incorporated by Reference. Each of the exhibits attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits. In the event of any inconsistency between this Agreement (without reference to the exhibits) and the exhibits, this Agreement (without reference to the exhibits) shall govern.

Section 3. Definitive Documentation. The definitive documents and agreements governing the Restructuring (collectively, the “Definitive Documentation”) shall consist of: (a) the Plan (and all exhibits thereto); (b) the Confirmation Order and pleadings in support of entry of the Confirmation Order; (c) the Disclosure Statement and the other solicitation materials in respect of the Plan (such materials, collectively, the “Solicitation Materials”); (d) the order of the Bankruptcy Court approving the Disclosure Statement and the Solicitation Materials; (e) the documentation in respect of the DIP Facility (including the DIP Agreement and related motions and orders, the “DIP Documents”), which shall in all instances be acceptable to the Required Supporting Creditors; (f) customary “first day” and “second day” motions and proposed orders (the “First Day and Second Day Pleadings”); and (g) all other documents that will comprise the Plan Supplement. The Definitive Documentation remains subject to negotiation and completion and shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, and shall be subject to any consent rights set forth in this Agreement and otherwise be in form and substance acceptable to the

[3]	For the avoidance of doubt, the obligations and rights of the Supporting Creditors described in this Agreement shall apply to any claims or interests acquired by such Supporting Creditors.

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Debtors and reasonably acceptable to the Required Supporting Creditors. Notwithstanding the foregoing, the Plan, the Confirmation Order, the Disclosure Statement, the DIP Documents, and the documents comprising the Plan Supplement shall be in form and substance acceptable to the Required Supporting Creditors. As used herein, the term “Required Supporting Creditors” means, at any relevant time, the Supporting Creditors holding greater than 50.0% of the outstanding principal amount of Loans held by Supporting Creditors.

Section 4. Commitments Regarding the Restructuring.

4.01. Commitment of the Supporting Creditors.

(a) During the period beginning on the Agreement Effective Date and ending on a Termination Date (as defined in Section 7.05) (such period, the “Effective Period”), each Supporting Creditor shall (severally and not jointly), in each of its capacities as a holder of Debtor Claims/Interests (as defined below):

(i) use good faith efforts to implement the Restructuring Term Sheet and the DIP Term Sheet and, in each case, the transactions and other actions contemplated hereby and thereby;

(ii) support and take all actions necessary or reasonably requested by the Company Parties to facilitate consummation of the Restructuring, including, to the extent a class is permitted to vote to accept or reject the Plan and upon receipt of a disclosure statement that has been approved by the Bankruptcy Court, vote each of its claims and interests (all claims held against the Debtors, the “Claims,”4 and collectively with the interests in C&J Energy (the “C&J Energy Common Shares”), the “Debtor Claim/Interests”) to (A) accept the Plan by delivering its duly executed and completed ballot(s) accepting the Plan on a timely basis and (B) not withdraw, amend, or revoke (or cause to be withdrawn, amended, or revoked) its vote with respect to the Plan, provided, however, that the votes of the Supporting Creditors shall be immediately revoked and deemed null and void ab initio upon termination of this Agreement other than pursuant to Section 7.04 of this Agreement;

(iii) (A) support the confirmation of the Plan and the transaction contemplated therein and approval of the Disclosure Statement and the Solicitation Materials and (B) not (1) object to, delay, interfere, impede, or take any other action to delay, interfere or impede, directly or indirectly, with the Restructuring, confirmation of the Plan, or approval of the Disclosure Statement or the Solicitation Materials (including joining in or supporting any efforts to object to or oppose any of the foregoing) or (2) propose, file, support, or vote for, directly or indirectly, any restructuring, workout, plan of arrangement, alternative transaction, including a sale pursuant to section 363 of the Bankruptcy Code, or chapter 11 plan for the Debtors other than the Restructuring and the Plan;

(iv) not commence any proceeding to oppose or alter any of the terms of the Plan or any other document filed by the Debtors in connection with the confirmation of the Plan (as long as such documents are consistent with the terms and conditions of this Agreement),

[4]	As reflected on the signature pages hereto.

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provided, that nothing in this Agreement shall prevent any Supporting Creditor from withholding, amending, or revoking its timely consent or vote with respect to the Plan if this Agreement is terminated with respect to such Supporting Creditor other than pursuant to Section 7.04 of this Agreement;

(v) support (and not object to) any First Day and Second Day Pleadings consistent with this Agreement filed by the Debtors in furtherance of the Restructuring, including any motion seeking approval of the DIP Facility on the terms set forth in the Restructuring Term Sheet and the DIP Term Sheet;

(vi) not, nor encourage any other person or entity to, take any action, including initiating or joining in any legal proceeding that is inconsistent with this Agreement, or delay, impede, appeal, or take any other negative action, directly or indirectly, that could reasonably be expected to interfere with the approval, acceptance, confirmation, consummation, or implementation of the Restructuring or the Plan, as applicable;

(vii) not exercise any right or remedy for the enforcement, collection, or recovery of any obligation arising under the Credit Agreement against any direct or indirect subsidiary of C&J Energy that is not a Debtor filing a Chapter 11 Case pursuant to this Agreement and is also not a Loan Party (as defined in the Credit Agreement);

(viii) not exercise any right or remedy for the enforcement, collection, or recovery of any obligation arising under the Credit Agreement against any direct or indirect subsidiary of C&J Energy that is a Loan Party (as defined in the Credit Agreement) but is not a Debtor filing a Chapter 11 Case pursuant to this Agreement (a “Non-Debtor Loan Party”) prior to, with respect to any such Non-Debtor Loan Party, the earliest to occur of the following events:

(A)	failure by the Company Parties to comply with Section 4.02(b)(viii) of this Agreement, following any Company Party’s receipt of notice from the Required Supporting Creditors of such failure pursuant to Section 10.09 hereof (with copies of any such notice being contemporaneously provided to the other Company Parties and Davis Polk);

(B)	the acceleration of, or exercise of any remedies with respect to, any indebtedness or any document, agreement or instrument governing indebtedness of such Non-Debtor Loan Party in excess of $50,000 (or such other amount to be negotiated by the Company Parties and the Required Supporting Creditors) other than the indebtedness memorialized by the Credit Agreement, in each case if not rescinded within 5 calendar days from the date of such acceleration or exercise of remedies; or

(C)	the adjudication, prosecution or commencement of any proceeding in respect of any bankruptcy, liquidation, receivership, trusteeship, winding up, dissolution, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings to creditors, composition of its debts, or any other similar relief in respect of such Non-Debtor Loan Party;

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(ix) use reasonable efforts to execute any document and give any notice, order, instruction, or direction necessary or reasonably requested by the Debtors that is consistent with the transactions contemplated by this Agreement and the Plan to support, facilitate, implement, consummate, or otherwise give effect to the Restructuring;

(x) use good faith efforts to negotiate, execute and implement the Definitive Documentation on terms consistent with this Agreement;

(xi) not instruct (or join in any direction requesting that) the Agent or any agent under related loan documents to take any action, or refrain from taking any action, that would be inconsistent with this Agreement, the Plan, or the Restructuring; and

(xii) not object to or opt out of any release included in the Solicitation Materials or the Plan, so long as such release is consistent with the Restructuring Term Sheet.

(b) Nothing contained herein shall limit (i) the rights of any Supporting Creditor under applicable bankruptcy or insolvency law, or in any foreclosure or similar proceeding, including appearing as a party in interest in any matter to be adjudicated in the Chapter 11 Cases, so long as the exercise of any such right is consistent with such Supporting Creditor’s obligations hereunder; (ii) subject to the terms of Section 4.04 hereof, the ability of any Supporting Creditor to purchase, sell or enter into any transactions in connection with its Claims, subject to the terms hereof; (iii) subject to the terms of Section 4.01(a) hereof, any right of a Supporting Creditor under (x) the Credit Agreement or (y) any other applicable agreement, instrument or document that gives rise to any Claim or Interest of such Supporting Creditor, nor shall anything contained herein be deemed constitute a waiver or amendment of any provision of any such agreement described in the foregoing clauses (x) and (y); (iv) the ability of any Supporting Creditor to consult with other Lenders or the Company; or (v) the ability of any Supporting Creditor to enforce any right, remedy, condition, consent or approval requirement under this Agreement or any of the Definitive Documentation.

4.02. Commitment of the Company Parties.

(a) During the Effective Period, the Company Parties agree to:

(i) pursue the Restructuring on the terms set forth in this Agreement and the Restructuring Term Sheet and not sign any agreement to pursue any auction, sale process or other restructuring transaction for the Company or substantially all of its assets;

(ii) use good faith efforts to implement the Restructuring Term Sheet and the DIP Term Sheet and, in each case, the transactions and other actions contemplated hereby and thereby;

(iii) (A) support and complete the Restructuring and all transactions set forth in this Agreement; (B) negotiate in good faith all Definitive Documentation that is subject to negotiation as of the Agreement Effective Date; (C) execute and deliver any other required

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agreements to effectuate and consummate the Restructuring; (D) make commercially reasonable efforts to obtain required regulatory and/or third-party approvals for the Restructuring; (E) complete the Restructuring in a timely and expeditious manner, and as otherwise required by this Agreement and the Definitive Documentation; (F) operate their business, including, subject to the Interim DIP Order and the Final DIP Order, any asset sales that are in process but do not close prior to the commencement of the Chapter 11 Cases, in the ordinary course, taking into account the Restructuring; (G) not undertake any actions materially inconsistent with the Restructuring or the adoption and implementation of the Plan and confirmation thereof; and (H) use commercially reasonable efforts to obtain Bankruptcy Court approval of the releases set forth in the Plan;

(iv) not object to, delay, impede or take any other action that is materially inconsistent with, or is intended or is likely to interfere with, acceptance or implementation of the Restructuring;

(v) not seek to amend or modify, or file a pleading seeking authority to amend or modify, the Definitive Documentation or any other document related to the Credit Facility, the DIP Facility or the Restructuring in a manner that is materially inconsistent with this Agreement; and

(vi) not file any pleading materially inconsistent with the Restructuring or the terms of this Agreement.

(b) During the Effective Period, the Company Parties or the Debtors, as applicable, also agree to the following affirmative covenants:

(i) The Debtors shall provide counsel for the Supporting Creditors at least two (2) calendar days (or such shorter prior review period as necessary in light of exigent circumstances) prior to the date when the Debtors intend to file such document draft copies of all material motions and proposed orders intended to be filed with the Bankruptcy Court, including all First Day and Second Day Pleadings, and shall consult in good faith with such counsel regarding the form and substance of all such material proposed filings with the Bankruptcy Court. Counsel to the Supporting Creditors shall provide all comments to such motions by no later than one (1) calendar day (or within such time period as is reasonably practicable in light of the time at which such motions were provided to counsel for prior review) prior to the date when the Debtors intend to file with the Bankruptcy Court such motions, and Debtors’ counsel shall consult in good faith with such counsel regarding any comments so provided if Debtors’ counsel shall not be in agreement with such comments; provided that the consent requirements set forth in Section 3 hereof shall apply with respect to all First Day and Second Day Pleadings and any other motions, declarations, proposed orders or other filings with the Bankruptcy Court that constitute Definitive Documentation;

(ii) the Chapter 11 Cases shall be commenced on or before July 17, 2016 (the “Petition Date”), subject to extension with the consent of the Required Supporting Creditors;

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(iii) the Debtors shall timely file a formal objection to any unresolved motion filed with the Bankruptcy Court by a third party seeking the entry of an order (A) directing the appointment of an examiner with expanded powers to operate the Debtors’ businesses pursuant to section 1104 of the Bankruptcy Code or a trustee, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases, or (D) modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization under section 1121 of the Bankruptcy Code;

(iv) the Debtors shall timely file a formal written response in opposition to (or otherwise address in a manner reasonably acceptable to the Required Supporting Creditors) any objection filed with the Bankruptcy Court by any Person with respect to entry of the Interim DIP Order or the Final DIP Order or with respect to any adequate protection proposed to be granted or granted to the Supporting Creditors pursuant to any of the Cash Collateral Orders;

(v) the Debtors shall promptly notify the Supporting Creditors in writing of any governmental or third-party complaints, litigations, investigations, or hearings (or communications indicating that the same may be contemplated or threatened); and

(vi) the Debtors shall promptly notify the Supporting Creditors of any uncured breach by the Company in respect of any of the obligations, representations, warranties or covenants set forth in this Agreement by furnishing written notice to the Supporting Creditors pursuant to Section 10.09 hereof within three (3) business days of actual knowledge of such breach;

(vii) the Company Parties shall use commercially reasonable efforts to (A) timely obtain the release, compromise, settlement and/or discharge of any obligations of, security interests in, and claims against, each Non-Debtor Loan Party (including, without limitation, in respect of any indebtedness owing to any Debtor, any other Non-Debtor Loan Party or other Company Party and any indebtedness or other obligations under the Credit Agreement) prior to, or contemporaneously with, the Plan Effective Date and (B) otherwise preserve the assets (and the value thereof) of each Non-Debtor Loan Party for the benefit of the Reorganized Debtors, in each case in a manner reasonably satisfactory to the Required Supporting Creditors; and

(viii) upon the delivery of written notice to the Debtors under Section 10.09 of the good faith determination by the Required Supporting Creditors that, with respect to any Non-Debtor Loan Party, the Company Parties are reasonably likely to be unable to, or have failed to, achieve, the (A) release, compromise, settlement and/or discharge of obligations, security interests and claims or (B) preserve the assets and value, in each case as contemplated by the preceding Section 4.02(b)(vii), then, as soon as reasonably practicable and in any event within 10 business days, the Company Parties shall (1) commence or cause to be commenced a chapter 11 case before the Bankruptcy Court and/or any other bankruptcy, liquidation, winding up, restructuring, reorganization or other insolvency proceeding in respect of such Non-Debtor Loan Party as shall be determined to be reasonably necessary or appropriate by the Required Supporting Creditors and in a manner reasonably acceptable to the Required Supporting Creditors and (2) conduct (or cause to be conducted) such chapter 11 case or other insolvency proceeding described in the foregoing clause (1) in a manner reasonably acceptable to the Required Supporting Creditors.

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(c) Notwithstanding anything to the contrary herein, nothing in this Agreement shall require the board of directors, board of managers, directors, managers, or officers or any other fiduciary of a Debtor to take any action, or to refrain from taking any action, with respect to the Restructuring to the extent such board of directors, board of managers, or such similar governing body determines, based on advice of counsel, that taking such action, or refraining from taking such action, as applicable, may be required to comply with applicable law or its fiduciary obligations under applicable law.

4.03. Transfer of Interests and Securities.

(a) During the Effective Period, (i) no Supporting Creditor shall sell, pledge, assign, transfer, permit the participation in, or otherwise dispose of (each, a “Transfer”) any ownership in any of the Debtor Claims/Interests, unless the transferee thereof either (i) is a Supporting Creditor, or (ii) prior to such Transfer, agrees in writing for the benefit of the other Parties to be bound by all of the terms of this Agreement with respect to such acquired Debtor Claim/Interest by executing the joinder in the form attached hereto as Exhibit B (the “Joinder Agreement”), and delivering an executed copy thereof, within five (5) business days of closing of such Transfer, to the parties set forth in Section 10.09 hereof, in which event the transferee shall be deemed to be a Supporting Creditor under this Agreement with respect to such transferred Debtor Claims/Interests. Each Supporting Creditor agrees and acknowledges that any Transfer of Debtor Claims/Interests that does not comply with the terms and procedures set forth in this Section 4.03 shall be deemed null and void ab initio.

(b) Notwithstanding anything herein to the contrary, (i) any Supporting Creditor may Transfer (by purchase, sale, assignment, participation, or otherwise) any Debtor Claims/Interests to an entity that is acting in its capacity as a Qualified Marketmaker5 without the requirement that the Qualified Marketmaker be or become a Supporting Creditor; provided, that the Qualified Marketmaker subsequently Transfers (by purchase, sale, assignment, participation, or otherwise) the right, title, or interest in such Debtor Claims/Interests to a transferee that is or becomes a Supporting Creditor by executing a Joinder Agreement; and (ii) to the extent a Supporting Creditor, acting in its capacity as a Qualified Marketmaker, acquires any Debtor Claims/Interests from a holder of such claim or interest who is not a Supporting Creditor, it may transfer (by purchase, sale, assignment, participation, or otherwise) such claim or interest without the requirement that the transferee be or become a Supporting Creditor. For the avoidance of doubt, if a Qualified Marketmaker acquires a Debtor Claim/Interest from a Supporting Creditor as an “own account” investment, it shall not be deemed to be a Qualified Marketmaker for purposes of this Section 4.03(b).

[5]	For the purposes of this Section 4.04, a “Qualified Marketmaker” means an entity that (a) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against and/or interests in (as applicable) the Debtors and their affiliates (including debt securities or other debt) or enter with customers into long and short positions in claims against the Debtors and their affiliates (including debt securities or other debt), in its capacity as a dealer or market maker in such claims against the Debtors and their affiliates and (b) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

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(c) This Agreement shall in no way be construed to preclude the Supporting Creditors from acquiring additional Debtor Claims/Interests; provided, however, that (i) any Supporting Creditor that acquires additional Debtor Claims/Interests after the Agreement Effective Date shall promptly notify, at such Supporting Creditor’s election (A) the Debtors and Davis Polk & Wardwell LLP (“Davis Polk”) of such acquisition including the amount of such acquisition or (B) Davis Polk of such acquisition including the amount of such acquisition and cause Davis Polk to notify the Debtors of such acquisition, including the amount thereof, but not the identity of the Supporting Creditor and (ii) such acquired Debtor Claims/Interests shall automatically and immediately upon acquisition by a Supporting Creditor be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to the Debtors).

(d) To the extent the Debtors and another Party have entered into a separate confidentiality agreement with respect to the issuance of a “cleansing letter” or other public disclosure of information in connection with any proposed Restructuring (each such executed agreement, a “Confidentiality Agreement”), the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms.

4.04. Representations and Warranties of Supporting Creditors. Each Supporting Creditor, severally, and not jointly, represents and warrants to all Parties that:

(a) it is the beneficial owner of the face amount or unit amount, as applicable, of the Debtor Claims/Interests, or is the nominee, investment manager, or advisor for beneficial holders of the Debtor Claims/Interests, as reflected, subject to Section 10.13 of this Agreement, in such Supporting Creditor’s signature block to this Agreement (each such signature block, a “Supporting Creditor Signature Block”), which amount each Party understands and acknowledges is proprietary and confidential to such Supporting Creditor (such Debtor Claims/Interests, the “Owned Debtor Claims/Interests”);

(b) it has the full power and authority to act on behalf of, vote and consent to matters concerning the Owned Debtor Claims/Interests (or direct such action, vote, or consent);

(c) the Owned Debtor Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Supporting Creditor’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d) (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act or (B) an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act of 1933, as amended (the “Securities Act’) (C) a Regulation S non-U.S. person or (D) the foreign equivalent of (A) or (B) above, and (ii) any securities of the Company acquired by the applicable Supporting Creditor in connection with the Restructuring will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act;

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(e) as of the date hereof, it has no actual knowledge of any event that, due to any fiduciary or similar duty to any other person or entity, would prevent it from taking any action required of it under this Agreement; and

(f) the execution, delivery, and performance of this Agreement does not and shall not: (a) violate any provision of law, rules, or regulations applicable to it or any of its subsidiaries in any material respect; (b) violate its certificate of incorporation, bylaws, or other organizational documents or those of any of its subsidiaries; or (c) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any contractual obligation to which it is a party, which conflict, breach, or default, would have a material adverse effect on the Restructuring.

Section 5. Mutual Representations, Warranties, and Covenants. Each of the Parties, severally and not jointly represents, warrants, and covenants to each other Party:

5.01. Enforceability. It is validly existing and in good standing under the laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.02. No Consent or Approval. Except as expressly provided in this Agreement, the Plan, the Restructuring Term Sheet, or the Bankruptcy Code, no consent or approval is required by any other person or entity in order for it to effectuate the Restructuring contemplated by, and perform the respective obligations under, this Agreement.

5.03. Power and Authority. Except as expressly provided in this Agreement, it has all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring contemplated by, and perform its respective obligations under, this Agreement.

5.04. Governmental Consents. Except as expressly set forth herein and with respect to the Company Parties’ performance of this Agreement (and subject to necessary Bankruptcy Court approval and/or regulatory approvals associated with the Restructuring), the execution, delivery and performance by it of this Agreement does not, and shall not, require any registration or filing with consent or approval of, or notice to, or other action to, with or by, any federal, state, or other governmental authority or regulatory body.

Section 6. Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities laws and provisions of the Bankruptcy Code. The Debtors will not solicit acceptances of the Plan from Supporting Creditors in any manner inconsistent with the Bankruptcy Code or applicable bankruptcy law.

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Section 7. Termination Events.

7.01. Supporting Creditor Termination Events.

(a) This Agreement may be terminated as between the Supporting Creditors and the other Parties by the delivery to the Company Parties, and counsel to the other Supporting Creditors, of a written notice in accordance with Section 10.09 hereof by the Required Supporting Creditors, upon the occurrence and continuation of any of the following events:

(i) the breach by any Party other than the Supporting Creditors seeking such termination of any of the representations, warranties, or covenants of such breaching Party as set forth in this Agreement that would have a material adverse effect on the Restructuring or the recovery of such Supporting Creditors as contemplated by this Agreement, and which breach remains uncured for a period of five (5) business days following such breaching Party’s receipt of notice pursuant to Section 10.09 hereof (with copies of any such notice being contemporaneously provided to the other Company Parties and Davis Polk);

(ii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any injunction, judgment, decree, charge, ruling, or order enjoining, the consummation of a material portion of the Restructuring, or materially adversely affecting the recovery of the Supporting Creditors contemplated by this Agreement; provided, however, that the Company Parties shall have 15 business days after issuance of such injunction, judgment, decree, charge, ruling, or order to obtain relief that would allow consummation of the Restructuring that (i) does not prevent or diminish in a material way compliance with the terms of this Agreement or (ii) is otherwise reasonably acceptable to the Required Supporting Creditors;

(iii) an examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code), or a trustee or receiver shall have been appointed in one or more of the Chapter 11 Cases;

(iv) any Party other than the Supporting Creditors seeking to terminate this Agreement pursuant to Section 7.01 files any motion or pleading with the Bankruptcy Court that is materially inconsistent with this Agreement and such motion or pleading has not been withdrawn or is not otherwise denied by the Bankruptcy Court within 20 days of receipt of notice by such Party that such motion or pleading is inconsistent with this Agreement;

(v) the entry of a ruling or order by the Bankruptcy Court that would prevent consummation of the Restructuring; provided, however, that the Debtors shall have sought a stay of such relief within 5 business days after the date of such issuance and shall have 10 business days after issuance of such ruling or order to obtain relief that (i) does not prevent or diminish in a material way compliance with the terms of this Agreement or (ii) is otherwise reasonably acceptable to the Required Supporting Creditors;

(vi) the conversion or dismissal of the Chapter 11 Cases, unless such conversion or dismissal, as applicable, is made with the prior written consent of counsel to the Required Supporting Creditors;

12

(vii) any of the Definitive Documentation shall have been modified in a manner materially adverse to the Supporting Creditors, without the prior written consent of the Required Supporting Creditors;

(viii) the occurrence of any Event of Default (as defined in the DIP Agreement) that is not timely waived pursuant to the terms thereof.

(ix) the termination of forbearance with respect to any Non-Debtor Loan Party pursuant to Section 4.01(viii) of this Agreement; provided that the conditions leading to such termination remain unremedied for a period of five (5) business days following such termination;

(x) the failure of any Company Party to comply with Section 4.02(b)(viii) of this Agreement; provided that such failure remains uncured for a period of five (5) business days;

(xi) the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) that would have a material adverse effect on the Restructuring, without the written consent of the Required Supporting Creditors;

(xii) the Chapter 11 Cases are not commenced before the Bankruptcy Court by the date set forth in Section 4.03(b)(ii) of this Agreement (including as such date may be extended therein);

(xiii) the Interim DIP Order has not been entered by the Bankruptcy Court within 7 days of the Petition Date;

(xiv) the Final DIP Order has not been entered by the Bankruptcy Court within 40 days of entry of the Interim DIP Order;

(xv) the Plan and Disclosure Statement have not been filed with the Bankruptcy Court within 30 days of the Petition Date;

(xvi) the Disclosure Statement Order has not been entered by the Bankruptcy Court within 90 days of the Petition Date;

(xvii) the Confirmation Order has not been entered by the Bankruptcy Court within 130 days of the Petition Date; and

(xviii) the Plan Effective Date has not occurred within 21 days following the date of entry of the Confirmation Order.

(b) The milestones set forth in sections (xi)–(xvi) may be extended with the written consent of the Required Supporting Creditors.

7.02. Debtors’ Termination Events. The Debtors may terminate this Agreement as to all Parties upon five (5) business days’ prior written notice, delivered in accordance with Section 10.09 hereof, upon the occurrence of any of the following events: (a) the breach by any

13

of the Supporting Creditors of any material provision set forth in this Agreement that remains uncured for a period of ten (10) business days after the receipt by the Supporting Creditors of notice of such breach; (b) the board of directors, board of managers, or such similar governing body of any Debtor determines based on advice of counsel that proceeding with any of the Restructuring would be inconsistent with the exercise of its fiduciary duties; or (c) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order enjoining the consummation of a material portion of the Restructuring; provided, that, for the avoidance of doubt, a ruling by the Bankruptcy Court that the Plan is not confirmable as a result of terms included therein and contemplated by one or more provisions of the Restructuring Term Sheet shall not, by itself, constitute a termination event pursuant to this Section 7.02(c).

7.03. Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual agreement among all of the following: (a) the Required Supporting Creditors and (b) each of the Company Parties.

7.04. Termination Upon Completion of the Restructuring. This Agreement shall terminate automatically without any further required action or notice on the Plan Effective Date.

7.05. Effect of Termination.

(a) No Party may terminate this Agreement if such Party failed to perform or comply in all material respects with the terms and conditions of this Agreement, with such failure to perform or comply causing, or resulting in, the occurrence of one or more termination events specified herein. The date on which termination of this Agreement as to a Party is effective in accordance with Sections 7.01, 7.02, 7.03, or 7.04, shall be referred to as a “Termination Date.”

(b) Except as set forth below, upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement. Upon the occurrence of a Termination Date, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring and this Agreement or otherwise.

(c) Notwithstanding anything to the contrary in this Agreement, the foregoing shall not be construed to prohibit the Debtors or any of the Supporting Creditors from contesting whether any such termination is in accordance with the terms of, or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Debtor or the ability of any Debtor to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Supporting Creditor, and (b) any right of any Supporting Creditor, or the ability of any Supporting Creditor to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Debtor or Supporting Creditor.

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Section 8. Amendments. This Agreement, including the Restructuring Term Sheet and the DIP Term Sheet, may not be modified, amended, or supplemented without prior written consent of the Company Parties and Required Supporting Creditors and, with respect to the DIP Term Sheet, DIP Lenders holding a majority in amount of the aggregate loans and commitments under the DIP Facility.

Section 9. Fees and Expenses. So long as this Agreement has not been terminated, the Company Parties hereby agree to pay in cash, in full, in accordance with their respective engagement letters and the terms of the Credit Agreement and the Second Forbearance Agreement (and in any case within 3 business days), all invoiced fees and out-of-pocket expenses incurred by the Supporting Creditors, including all invoiced fees and out-of-pocket expenses of (a) Davis Polk, (b) FTI Consulting, Inc., (c) Moelis & Company LLC, (d) local counsel in Houston, Texas, (e) one local counsel in each jurisdiction in which any Company Party or any subsidiary thereof is located and (f) one additional counsel that may be retained by the Agent to represent it in its own capacity, in each case incurred prior to the earlier of the Plan Effective Date and the termination of this Agreement; provided, following the Petition Date, payment of fees and expenses pursuant to this Section 9 shall be subject to the terms of the Interim DIP Order and the Final DIP Order, as applicable. The Company Parties hereby acknowledge and agree that the fees and expenses incurred by the Supporting Creditors prior to the termination of this Agreement are of the type that should be entitled to treatment as administrative expense claims pursuant to sections 503(b) and 507(a)(2) of the Bankruptcy Code.

Section 10. Miscellaneous.

10.01. Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring, as applicable.

10.02. Complete Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral, or written, among the Parties with respect thereto.

10.03. Headings. The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.

10.04. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to

15

the extent possible, in either the United States District Court for the Southern District of New York or any New York State court located in New York County (the “Chosen Courts”), and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto; provided, however, that if the Debtors commence the Chapter 11 Cases, then the Bankruptcy Court (or court of proper appellate jurisdiction) shall be the exclusive jurisdiction, rather than any Chosen Court.

10.05. Trial by Jury Waiver. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.06. Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

10.07. Interpretation and Rules of Construction. This Agreement is the product of negotiations among the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Parties were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel. In addition, this Agreement shall be interpreted in accordance with section 102 of the Bankruptcy Code.

10.08. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.

10.09. Notices. All notices hereunder shall be deemed given if in writing and delivered, if sent by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice):

(a) if to a Company Party, to:

C&J Energy Services

3990 Rogerdale Road

Houston, Texas 77042

Attention: General Counsel

E-mail address: Danielle.Hunter@cjes.com

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with copies (which alone shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention: Marc Kieselstein, P.C., Chad J. Husnick, and Emily E. Geier

E-mail addresses: marc.kieselstein@kirkland.com, chusnick@kirkland.com, and emily.geier@kirkland.com

and

Loeb & Loeb LLP

10100 Santa Monica Boulevard

Suite 2200

Los Angeles, California 90067

Attention: Bernard R. Given and Lance Jurich

E-mail addresses: bgiven@loeb.com and ljurich@loeb.com

(b) if to a Supporting Creditor to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Timothy Graulich, Damian Schaible, and David Schiff

E-mail addresses: timothy.graulich@davispolk.com, damian.schaible@davispolk.com, and david.schiff@davispolk.com or such other address as may have been furnished by a Party to each of the other Parties by notice given in accordance with the requirements set forth above.

Any notice given by delivery, mail, or courier shall be effective when received.

10.10. Access. Each Company Party agrees to (a) provide the Agent, the Supporting Creditors and their representatives with reasonable access to inspect such Loan Party’s financial records and properties as set forth in Section 6.10 of the Credit Agreement but without the limitations on the frequency of visits contained therein, provided that such visits shall be during normal business hours (which access shall include, for the avoidance of doubt, access, upon reasonable notice during normal business hours, to relevant properties, books, contracts, commitments, records, directors, officers, personnel, advisors and representatives of the Company Parties) and (b) promptly provide such customary financial and other information regarding the Company Parties and their respective businesses and operations that the Supporting Creditors or their advisors may reasonably request to the extent that (i) such information is readily available to a Company Party, (ii) such information does not constitute trade secrets and (iii) the provision of such information is not prohibited by law or by the legally binding confidentiality obligations of any Company Party to a third party (other than another Company Party); provided that the Company Parties shall use commercially reasonable efforts to obtain the

17

consent of any such third party to provide such information to the Agent, the Supporting Creditors or their advisors on a confidential basis and use commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not risk waiver of such privilege or violate the applicable obligation; provided, further, that the Company Parties’ obligations under this Section 10.10 shall be conditioned upon the Agent or applicable Supporting Creditor or representative agreeing to maintain the confidentiality of such information in a manner consistent with the requirements for treatment of confidential information set forth in Section 10.07 of the Credit Agreement.

10.11. Independent Due Diligence and Decision Making. Each Supporting Creditor hereby confirms that it is (a) a sophisticated party with respect to the matters that are the subject of this Agreement, (b) has had the opportunity to be represented and advised by legal counsel in connection with this Agreement and acknowledges and agrees that it voluntarily and of its own choice and not under coercion or duress enters into the Agreement, (c) has adequate information concerning the matters that are the subject of this Agreement, and (d) has independently and without reliance upon any other Party hereto, or any of their affiliates, or any officer, employee, agent or representative thereof, and based on such information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that it has relied upon each other Party’s express representations, warranties, and covenants in this Agreement.

10.12. Waiver. If the Restructuring is not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights.

10.13. Reporting of Debtor Claims/Interests. With respect to Claims related to the Credit Agreement (“Credit Agreement Claims”), each Supporting Creditor Signature Block shall disclose only the aggregate principal amount of such Supporting Creditor’s beneficially owned or managed Total Credit Exposure (as defined in the Credit Agreement). The Parties agree and acknowledge that the reported amount of such Credit Agreement Claims does not necessarily reflect the full amount of such Creditor’s Claims in respect of the Credit Agreement (including, without limitation, principal, accrued and unpaid interest, fees and expenses) and any disclosure made on any Supporting Creditor Signature Block shall be without prejudice to any subsequent assertion by or on behalf of such Supporting Creditor of the full amount of its Claims.

10.14. Automatic Stay. The Company acknowledges and agrees, and shall not dispute, that the giving of a termination notice in accordance with Sections 7 and 10.09 hereof by any of the Supporting Creditors shall not be a violation of the automatic stay under section 362 of the Bankruptcy Code (and the Company hereby waives, to the greatest extent possible, the applicability of such automatic stay to the giving of such notice), and the Supporting Creditors are hereby authorized to take any steps necessary to effectuate the termination of this Agreement notwithstanding section 362 of the Bankruptcy Code or any other applicable law, and no cure period contained in this Agreement shall be extended pursuant to sections 108 or 365 of the Bankruptcy Code or any other applicable law without the prior written consent of the Required Supporting Creditors.

10.15. Settlement Discussions; No Admission. This Agreement and the Plan are part of a proposed settlement of matters that could otherwise be the subject of litigation among the

18

Parties hereto. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever.

10.16. Several, Not Joint, Claims. The agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

10.17. Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

10.18. Specific Performance/Remedies. It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief (including attorney’s fees and costs) as a remedy for any such breach, in addition to any other remedy to which such non-breaching Party may be entitled, at law or equity, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Chosen Court or the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder. Each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

10.19. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

[Remainder of page intentionally left blank.]

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Company Party Signature Page to the Restructuring Support and Lock-Up Agreement

C&J ENERGY PRODUCTION SERVICES-CANADA LTD. (formerly Nabors Production Services Ltd.)
C&J ENERGY SERVICES LTD.
C&J ENERGY SERVICES, INC.
C&J SPEC-RENT SERVICES, INC.
C&J WELL SERVICES, INC. (formerly Nabors Completion & Production Services Co.)
CJ HOLDING CO.

By:	/s/ Danielle Hunter
Name:	Danielle Hunter
Title:	Executive Vice President and General Counsel

BLUE RIBBON TECHNOLOGY, INC.
C&J VLC, LLC
KVS TRANSPORTATION, INC.
MOBILE DATA TECHNOLOGIES LTD.
TOTAL E&S, INC.

By:	/s/ Danielle Hunter
Name:	Danielle Hunter
Title:	Executive Vice President and General Counsel

ESP COMPLETION TECHNOLOGIES LLC
TELLUS OILFIELD INC.
TIGER CASED HOLE SERVICES, INC.

By:	/s/ Danielle Hunter
Name:	Danielle Hunter
Title:	Executive Vice President and General Counsel

C&J CORPORATE SERVICES (BERMUDA) LTD.

By:	/s/ Danielle Hunter
Name:	Danielle Hunter
Title:	Director

CJ LUX HOLDINGS S.À R.L.
PENNY GLOBAL HOLDINGS S.À R.L.
PENNY GLOBAL LEASING S.À R.L.
PENNY LUXEMBOURG FINANCING S.À R.L.
PENNY TECHNOLOGIES S.À R.L.

By:	/s/ Danielle Hunter
Name:	Danielle Hunter
Title:	Type A Manager

COPPER IRELAND FINANCING I LTD.
COPPER IRELAND FINANCING II LTD.

By:	/s/ Danielle Hunter
Name:	Danielle Hunter
Title:	Director

C&J INTERNATIONAL B.V.

By:	/s/ Danielle Hunter
Name:	Danielle Hunter
Title:	Managing Director

C&J INTERNATIONAL MIDDLE EAST FZCO

By:	/s/ Authorized Signatory
Authorized Signatory

Supporting Creditor Signature Page to

the Restructuring Support and Lock-Up Agreement

[ ], as Lender

By:
Name:
Title:

Address:

Email address(es):

Telephone:

Aggregate Amounts or Units, as Applicable, Beneficially Owned or Managed on Account of:

Credit Agreement Claims (if any)	$
C&J Energy Shares (if any)	$
$
$
$
$

EXHIBIT A to the Restructuring Support Agreement

Restructuring Term Sheet

Execution Version

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN AND IN THE RESTRUCTURING SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

RESTRUCTURING TERM SHEET

INTRODUCTION

This term sheet (this “Term Sheet”)1 describes the terms of a restructuring of: (a) C&J Energy Services, Ltd., a Bermuda exempt company (“C&J Energy”); (b) C&J Corporate Services (Bermuda) Ltd. (together with C&J Energy, collectively, the “Bermudian Debtors”); (c) C&J Energy Production Services-Canada Ltd.; (d) Mobile Data Technologies Ltd. (the entities listed in clauses (c) and (d) collectively, the “Canadian Debtors”); (e) CJ Holding Co. (“U.S. HoldCo”); and (f) certain of U.S. HoldCo’s directly and indirectly-owned subsidiaries, including Blue Ribbon Technology, Inc., C&J Energy Services, Inc., C&J Spec-Rent Services, Inc., C&J VLC, LLC, C&J Well Services, Inc., ESP Completion Technologies LLC, KVS Transportation, Inc., Tellus Oilfield Inc., Tiger Cased Hole Services, Inc., and Total E&S, Inc. (the entities listed in clauses (a) through (f) collectively, the “Debtors,” and such restructuring, the “Restructuring”).

The Restructuring will be accomplished through: (a) the commencement of cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) to implement on a pre-arranged or prepackaged basis the chapter 11 plan of reorganization described herein and otherwise in form and substance acceptable to the Debtors and the Required Supporting Creditors (the “Plan”); (b) the commencement of ancillary proceedings (the “Canadian Proceedings”) under the Companies’ Creditors Arrangement Act (Canada) R.S.C. 1985, c. C-36 (as amended, the “CCAA”) in a court of proper jurisdiction in Alberta, Canada (the “Canadian Court”); and (c) the commencement of provisional liquidation proceedings (the “Bermudian Proceedings”) under the Companies Act 1981 (the “Bermuda Act”) in a court of proper jurisdiction in Bermuda (the “Bermudian Court”).

This Term Sheet is being agreed to in connection with entry by the Debtors, certain non-Debtor subsidiaries of C&J Energy and the Supporting Creditors into that certain Restructuring Support Agreement, dated as of July 8, 2016 (as may be amended, supplemented or modified pursuant to the terms thereof, the “RSA”). Pursuant to the RSA, the parties thereto have agreed to support the transactions contemplated therein and herein.

This Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the definitive documentation governing the Restructuring, which remain subject to negotiation and completion in accordance with the RSA and applicable bankruptcy law. The Restructuring will not contain any material terms or conditions that are inconsistent in any material respect with this Term Sheet or the RSA.

[1]	Capitalized terms used but not otherwise defined in this Term Sheet have the meanings ascribed to such terms as set forth on Exhibit A.

OVERVIEW OF THE RESTRUCTURING

In general, the Restructuring contemplates that:

(a)	The Debtors will implement the Restructuring in the Bankruptcy Court pursuant to the Plan on the terms set forth in this Term Sheet.

(b)	Certain of the Supporting Creditors have agreed to provide a new-money $100 million debtor-in-possession financing facility (the “DIP Facility”) and consent to the use of their cash collateral to fund the Chapter 11 Cases and (i) backstop a $200 million rights offering (the “Rights Offering”). In addition, to the extent that the Debtors or Reorganized Debtors, as applicable, the Backstop Parties and the Required Supporting Creditors agree that such a facility would be in the best interests of the Reorganized Debtors, the Debtors or the Reorganized Debtors, as applicable, may raise a senior secured revolving asset-based lending credit facility to be arranged and provided by one or more commercial lending institutions in a minimum amount of $100 million (the “Exit Facility”).

(c)	All Claims arising under the DIP Facility will be paid in full, in cash on the Effective Date from cash on hand and proceeds from the Rights Offering and Exit Facility.

(d)	In full and final satisfaction of all Lender Claims, the Lenders will receive their Pro Rata share of: (i) 100% of the New Common Stock, subject to dilution on account of the Management Incentive Plan, the Rights Offering, the Backstop Fee, and the New Warrants; and (ii) 100% of the Subscription Rights under the Rights Offering.

(e)	[TBD: Treatment of General Unsecured Claims.]

(f)	Provided that Class 8 votes to accept the Plan, holders of C&J Common Stock will receive their Pro Rata share of the New Warrants.

(g)	[TBD: Standby Facility.]

(h)	To facilitate the Restructuring, on or after the Petition Date, the Bermudian Debtors and the Canadian Debtors will commence ancillary proceedings before the Bermudian Court and the Canadian Court, respectively.

This Term Sheet incorporates the rules of construction as set forth in section 102 of the Bankruptcy Code.

GENERAL PROVISIONS REGARDING THE RESTRUCTURING

The DIP Facility	Certain of the Supporting Creditors (in such capacity, collectively, the “DIP Lenders”) will provide a senior secured superpriority delayed draw term loan facility in an aggregate principal amount of up to $100 million. The DIP Facility will be available in up to three drawings, with the first such drawing to occur on the closing date of the DIP Facility in an aggregate principal amount of no less than $25 million. The material terms of the DIP Facility are set forth in the term sheet attached hereto as Exhibit B (the “DIP Facility Term Sheet”).

The Rights Offering	Certain of the Supporting Creditors (in such capacity, collectively, the “Backstop Parties”) will backstop a $200 million rights offering to be consummated on the Effective Date and otherwise on the terms set forth in the Backstop Commitment Agreement to be entered into by the Debtors and the Backstop Parties, in form and substance satisfactory to the Debtors, the Backstop Parties and the Required Supporting Lenders (including all schedules and exhibits thereto, the “Backstop Commitment Agreement”). The Backstop Commitment Agreement will provide for, among other things: (i) a commitment premium of 5% of the $200 million committed amount (the “Backstop Fee”) payable in New Common Stock to the Backstop Parties on the Effective Date; and (ii) a discount of 20% to total settled plan enterprise value (“Plan Value”), provided that Plan Value shall be no greater than $750 million.

The Exit Facility

To the extent that the Debtors or Reorganized Debtors, as applicable, the Backstop Parties and the Required Supporting Creditors agree that such a facility would be in the best interests of the Reorganized Debtors, the Debtors or the Reorganized Debtors, as applicable, may raise the Exit Facility, a senior secured revolving asset-based lending credit facility to be arranged and provided by one or more commercial lending institutions in a minimum amount of $100 million, on terms satisfactory to the Debtors or the Reorganized Debtors, as applicable, and the Required Supporting Creditors.

The Debtors shall timely seek approval from the Bankruptcy Court to obtain relief necessary to effectuate the Exit Facility.

The New Warrants	On the Effective Date, provided that Class 8 votes to accept the Plan, the Debtors will issue 7-year warrants convertible into up to 6% of the New Common Stock at a strike price of $1.55 billion. The documentation for the New Warrants will be included in the Plan Supplement and otherwise in form and substance acceptable to the Debtors and the Required Supporting Creditors.

Standby Facility	[TBD.]

TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN
Class No.	Type of Claim	Treatment	Impairment / Voting
Unclassified Non-Voting Claims

N/A	DIP Facility Claims	On the Effective Date, in full satisfaction of each Allowed DIP Facility Claim, each holder thereof shall receive, in full satisfaction of its Claim, payment in full in cash.	N/A

N/A	Administrative Claims	On the Effective Date, except to the extent that a holder of an Allowed Administrative Claim and the Debtor against which such Allowed Administrative Claim is asserted agree to less favorable treatment for such holder, each holder of an Allowed Administrative Claim shall receive, in full satisfaction of its Claim, payment in full in cash.	N/A

N/A	Priority Tax Claims	Except to the extent that a holder of an Allowed Priority Tax Claim and the Debtor against which such Allowed Priority Tax Claim is asserted agree to less favorable treatment for such holder, each holder of an Allowed Priority Tax Claim shall receive, in full satisfaction of its Claim, treatment in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code.	N/A

Classified Claims and Interests of the Debtors

Class 1	Other Secured Claims	On the Effective Date, in full satisfaction of each Allowed Other Secured Claim, each holder thereof shall receive, at the option of the applicable Debtor, with the consent (such consent not to be unreasonably withheld) of the Required Supporting Creditors: (a) payment in full in cash; (b) the collateral securing its Allowed Other Secured Claim; (c) Reinstatement of its Other Secured Claim; or (d) such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.	Unimpaired; deemed to accept.

Class 2	Other Priority Claims	On the Effective Date, in full satisfaction of each Allowed Other Priority Claim, each holder thereof shall receive payment in full in cash.	Unimpaired; deemed to accept.

Class 3	Mineral Contractor Claims	On the Effective Date, in full satisfaction of each Allowed Mineral Contractor Claim, to the extent not already satisfied pursuant to a prior order of the Bankruptcy Court, each holder of an Allowed Mineral Contractor Claim shall receive Cash in an amount equal to such Claim on the later of: (a) the Effective Date; or (b) the date due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Mineral Contractor Claim.	Unimpaired; deemed to accept.

Class 4	Lender Claims	On the Effective Date, in full satisfaction of each Lender Claim, each holder thereof shall receive: (a) its Pro Rata share of the New Common Equity Pool; and (b) if such holder is an Accredited Investor, its Subscription Rights to purchase its Pro Rata share of the Rights Offerings Shares in accordance with the Rights Offering Procedures.	Impaired; entitled to vote.

Class 5	General Unsecured Claims	[TBD]	[TBD].

Class 6	Intercompany Claims	On the Effective Date, each Intercompany Claim shall be, at the option of the Debtor, with the consent (such consent not to be unreasonably withheld) of the Required Supporting Creditors, either Reinstated or canceled and released without any distribution.	Impaired; deemed to reject or Unimpaired; deemed to accept.

Class 7	Interests in Debtors other than C&J Energy	On the Effective Date, Interests in the Debtors other than C&J Energy shall be, at the option of the Debtor, with the consent (such consent not to be unreasonably withheld) of the Required Supporting Creditors, either Reinstated or canceled and released without any distribution.	Impaired; deemed to reject or Unimpaired; deemed to accept

Class 8	Interests in C&J Energy	All Interests in C&J Energy will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect. On the Effective Date, each holder of C&J Common Stock shall receive (a) if Class 8 has timely accepted the Plan, its Pro Rata share of the New Warrants or (b) if Class 8 has not timely accepted the Plan, no distribution.	Impaired; entitled to vote.

GENERAL PROVISIONS REGARDING THE PLAN

Subordination		The classification and treatment of Claims under the Plan shall conform to the respective contractual, legal, and equitable subordination rights of such Claims, and any such rights shall be settled, compromised, and released pursuant to the Plan.

Restructuring Transactions		The Confirmation Order shall be deemed to authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including the Rights Offering and the issuance of all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring (collectively, the “Restructuring Transactions”). On the Effective Date, the Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring.

Cancellation of Notes, Instruments, Certificates, and Other Documents		On the Effective Date, except to the extent otherwise provided in this Term Sheet or the Plan, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements and indentures, shall be canceled and the obligations of the Debtors and any non-Debtor Affiliates thereunder or in any way related thereto shall be deemed satisfied in full and discharged.

Executory Contracts and Unexpired Leases		The Debtors shall seek to assume or reject executory contracts and unexpired leases in consultation with the Supporting Creditors and with the consent (such consent not to be unreasonably withheld) of the Required Supporting Creditors. The Plan will provide that the executory contracts and unexpired leases that are not assumed or rejected as of the Plan Effective Date (either pursuant to the Plan or a separate motion) will be deemed assumed pursuant to section 365 of the Bankruptcy Code. For the avoidance of doubt, such consent shall be obtained with respect to all decisions to assume or reject, including the deemed assumption of executory contracts and unexpired leases pursuant to the Plan.

Retention of Jurisdiction	The Plan will provide for the retention of jurisdiction by the Bankruptcy Court for usual and customary matters.

Discharge of Claims and Termination of Interests	Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date.

Releases by the Debtors	Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Causes of Action, including any derivative claims, asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Merger, the Backstop Commitment Agreement, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA, the Disclosure Statement, the DIP Facility, the Backstop Commitment Agreement, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Disclosure Statement, the DIP Facility, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

Releases by Holders of Claims and Interests	As of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Merger, the Backstop Commitment Agreement, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA, the Disclosure Statement, the DIP Facility, the Plan, the Backstop Commitment Agreement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Disclosure Statement, the DIP Facility, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

Exculpation	Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA and related prepetition transactions, the Disclosure Statement, the Plan, or any Restructuring Transaction, contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a final order to have constituted actual fraud or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

Injunction	Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold claims or interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a claim or interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING

Management Incentive Plan	On the Effective Date, the Reorganized Debtors will implement a management incentive plan (the “Management Incentive Plan”) that shall provide for 10% of the New Common Stock, on a fully diluted basis, to be issued to management of the Reorganized Debtors after the Effective Date at the discretion of the New Board and on terms to be determined by the New Board (including, without limitation, with respect to allocation, timing and structure of such issuance and the Management Incentive Plan). The Plan will permit the establishment of the Management Incentive Plan by the New Board following the Effective Date.

Employment Obligations	Each of the Debtors’ “first day” or “second day” motions and proposed orders relating to wages, compensation, and benefits, including executive compensation programs shall be in form and substance acceptable to the Debtors and the Required Supporting Creditors. The Debtors and the Required Supporting Creditors shall mutually agree as to (i) the continuation, after the Effective Date, of the Key Employee Incentive Plan effective as of May 6, 2016 (as amended, supplemented or otherwise modified, the “KEIP”), (ii) the Debtors’ wages, compensation, and benefit programs that relate to any “insider” as that term is defined in section 101(31) of the Bankruptcy Code and (iii) the assumption, rejection or other disposition of any of the Debtors’ existing employment agreements for insiders. Wages, compensation and benefit programs, other than the KEIP that do not relate to insiders shall be continued after the Effective Date and the Supporting Creditors shall support assumption of non-insider employment agreements, in each case unless otherwise agreed by the Debtors and the Required Supporting Creditors and subject to the satisfaction and consent of the Required

Supporting Creditors (such consent not to be unreasonably withheld) following receipt and analysis by the Required Supporting Creditors and their advisors of satisfactory information from the Company regarding such programs, which information the Company shall provide as promptly as practicable.

Indemnification of Prepetition Directors, Officers, Managers, et al.	Consistent with applicable law, all indemnification provisions currently in place (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall be reinstated and remain intact, irrevocable, and shall survive the effectiveness of the Restructuring on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the indemnification provisions in place prior to the Restructuring.

Director, Officer, Manager, and Employee Tail Insurance Coverage

On or before the Effective Date, the Debtors shall purchase and maintain directors, officers, managers, and employee liability tail coverage for the six-year period following the Effective Date on terms no less favorable than the Debtors’ existing director, officer, manager, and employee coverage and with an aggregate limit of liability upon the Effective Date of no less than the aggregate limit of liability under the existing director, officer, manager, and employee coverage upon placement.

Reasonable directors and officers insurance policies shall remain in place in the ordinary course during the Chapter 11 Cases and from and after the Plan Effective Date.

Claims of the Debtors

The Reorganized Debtors, as applicable, shall retain all rights to commence and pursue any Causes of Action, other than any Causes of Action released by the Debtors pursuant to the release and exculpation provisions outlined in this Term Sheet.

Prior to consummation of the Plan, the Debtors shall not settle, compromise or discharge any Cause of Action that is not agreed to be released pursuant to this Term Sheet without the consent of the Required Supporting Lenders.

Additional Plan Provisions and Documentation	The Plan shall contain other customary provisions for chapter 11 plans of this type. The Plan and all supporting and implementing documentation (including all briefs and other pleadings filed in support thereof, all documents filed as part of the Plan Supplement, and the Confirmation Order) shall be in form and substance acceptable to the Debtors and the Required Supporting Creditors.

Conditions Precedent to Restructuring

The following shall be conditions to the Effective Date (the “Conditions Precedent”):

(a)       the Bankruptcy Court shall have entered the Confirmation Order, which shall be in form and  substance acceptable to the Debtors and the Required Supporting Creditors, and shall:

(i)       authorize the Debtors to take all actions necessary to enter into, implement, and  consummate the contracts, instruments, releases, leases, indentures, and other  agreements or documents created in connection with the Plan;

(ii)      decree that the provisions of the Confirmation Order and the Plan are nonseverable and  mutually dependent;

(iii)     authorize the Debtors, as applicable/necessary, to: (a) implement the Restructuring  Transactions, including the Rights Offering; (b) distribute the New Warrants and the  New Common Stock pursuant to the exemption from registration under the Securities  Act provided by section 1145 of the Bankruptcy Code or other exemption from such  registration or pursuant to one or more registration statements; (c) make all distributions  and issuances as required under the Plan, including cash, the New Warrants, and the  New Common Stock; and (d) enter into any agreements, transactions, and sales of  property as set forth in the Plan Supplement, including the Exit Facility and the  Management Incentive Plan;

(iv)     authorize the implementation of the Plan in accordance with its terms; and

(v)      provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or  surrender of any lease or sublease, and the delivery of any deed or other instrument or  transfer order, in furtherance of, or in connection with the Plan, including any deeds,  bills of sale, or assignments executed in connection with any disposition or transfer of  assets contemplated under the Plan, shall not be subject to any stamp, real estate transfer,  mortgage recording, or other similar tax; and

(b)      the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or  documents that are necessary to implement and effectuate the Plan;

(c)       the final version of the Plan Supplement and all of the schedules, documents, and exhibits  contained therein shall have been filed in a manner consistent in all material respects with the  RSA, this Term Sheet, and the Plan and shall be in form and substance acceptable to the  Debtors and the Required Supporting Creditors;

(d)      the RSA shall remain in full force and effect;

(e)       all professional fees and expenses of retained professionals required to be approved by the  Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and  expenses after the Effective Date have been placed in a professional fee escrow account  pending approval by the Bankruptcy Court;

(f)       all professional fees and expenses and of the advisors to the Supporting Creditors, the Credit  Agreement Agent, the DIP Facility Lenders and the DIP Facility Agent (including all advisors  set forth in Section 9 of the RSA) shall have been paid in full;

(g)      each Loan Party (as defined in the Credit Agreement) that is not a Debtor shall have been  released from its obligations under the Credit Agreement and the other Credit Agreement  Documents pursuant to the terms thereof; and

(h)      the Debtors shall have implemented the Restructuring Transactions, including the Rights  Offering, and all transactions contemplated by this Term Sheet, in a manner consistent in all  respects with the RSA, this Term Sheet, and the Plan, pursuant to documentation acceptable to  the Debtors and the Required Supporting Creditors.

Waiver of Conditions Precedent to the Effective Date	The Debtors, with the prior written consent of the Required Supporting Creditors, may waive any one or more of the Conditions Precedent to the Effective Date.

Foreign Proceedings	On or as soon as is reasonably practicable after the Effective Date, the Bermudian Debtors shall commence the Bermudian Proceedings and the Canadian Debtors shall commence the Canadian Proceedings to facilitate the Restructuring and protect certain of the Debtors’ assets held outside of the United States.

CORPORATE GOVERNANCE PROVISIONS/SECTION 1145 EXEMPTION

Governance

The board or directors of Reorganized Debtors (the “New Board”) shall be appointed by the Supporting Creditors, in consultation with the Reorganized Debtors’ management, and the identities of directors on the New Board shall be set forth in the Plan Supplement, to the extent known at the time of filing; provided, however that the reorganized Debtors’ chief executive officer shall be a member of the New Board and the remainder of the New Board shall be appointed in compliance with section 1129(a)(5) of the Bankruptcy Code.

Corporate governance for the Reorganized Debtors, including charters, bylaws, operating agreements, or other organization documents, as applicable (the “New Organizational Documents”), shall be consistent with this Term Sheet and section 1123(a)(6) of the Bankruptcy Code (as applicable) and documentation therefor shall be included in the Plan Supplement and otherwise acceptable to the Debtors and the Required Supporting Creditors.

Exemption from SEC Registration	The issuance of all securities under the Plan will be exempt from SEC registration under applicable law.

[Exhibits follow.]

EXHIBIT A

DEFINITIONS

Term	Definition
Accredited Investor	As defined in Rule 501 of Regulation D promulgated under the Securities Act.

Administrative Claim	A Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Allowed Professional Claims; and (c) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

Affiliate	As defined in section 101(2) of the Bankruptcy Code.

Allowed	As to a Claim or an Interest, a Claim or an Interest allowed under the Plan, under the Bankruptcy Code, or by a Final Order, as applicable. For the avoidance of doubt, (a) there is no requirement to file a Proof of Claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim under the Plan, and (b) the Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable nonbankruptcy law.

Backstop Commitment Agreement	As defined in the Term Sheet.

Backstop Fee	As defined in the Term Sheet.

Backstop Parties	Certain of the Supporting Creditors, in their capacity as Backstop Parties under the Backstop Commitment Agreement, including funds and/or accounts managed or advised by Ascribe Capital LLC, Blue Mountain Capital Management, LLC, GSO Capital Partners LP, Silver Point Capital L.P., Solus Alternative Asset Management LP and Symphony Asset Management LLC, in each case that are parties to the RSA.

Bankruptcy Code	As defined in the Term Sheet.

Bankruptcy Court	As defined in the Term Sheet.

Bermuda Act	As defined in the Introduction.

Bermudian Court	As defined in the Introduction.

Bermudian Debtors	As defined in the Introduction.

Bermudian Proceedings	As defined in the Introduction.

C&J Common Stock	C&J Energy’s authorized and issued common stock outstanding as of the Effective Date.

C&J Energy	As defined in the Introduction.

Canadian Court	As defined in the Introduction.

Term	Definition
Canadian Debtors	As defined in the Introduction.

Canadian Proceedings	As defined in the Introduction.

Cause of Action	Any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code.

CCAA	As defined in the Introduction.

Chapter 11 Cases	As defined in the Term Sheet.

Claim	Any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

Class	A category of holders of Claims or Interests pursuant to section 1122(a) of the Bankruptcy Code.

Conditions Precedent	As defined in the Term Sheet.

Confidentiality Agreement	As defined in the RSA.

Confirmation	Entry of the Confirmation Order on the docket of the Chapter 11 Cases.

Confirmation Date	The date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021

Confirmation Hearing	The hearing(s) before the Bankruptcy Court under section 1128 of the Bankruptcy Code at which the Debtors seek entry of the Confirmation Order.

Confirmation Order	The order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code, which order shall be in form and substance acceptable to the Debtors and the Required Supporting Creditors.

Supporting Creditors	As defined in the RSA.

Company	C&J Energy and each of its direct and indirect subsidiaries.

Consummation	The occurrence of the Effective Date.

Term	Definition
Credit Agreement	As defined in the RSA.

Credit Agreement Agent	Cortland Capital Market Services LLC, in its capacity as successor administrative agent pursuant to the Credit Facility Documents, its successors, assigns, or any replacement agent appointed pursuant to the terms of the Credit Agreement and, as applicable, its predecessor administrative agent, Bank of America, N.A..

Credit Agreement Documents	Collectively, the Credit Agreement, each other Loan Document (as defined in the Credit Agreement), and all other agreements, documents, and instruments delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents).

Debtors	As defined in the Term Sheet.

DIP Facility	As defined in the Term Sheet.

DIP Facility Agent	That certain administrative agent under the DIP Facility Loan Agreement

DIP Facility Claim	Any Claim held by the DIP Facility Lenders or the DIP Facility Agent arising under or related to the DIP Facility Loan Agreement or the DIP Facility Order, including any and all fees, interest paid in kind, and accrued but unpaid interest and fees arising under the DIP Facility Loan Agreement

DIP Facility Lenders	Certain of the Supporting Creditors, in their capacity as lenders party to the DIP Facility Loan Agreement, including funds and/or accounts managed or advised by Ascribe Capital LLC, Blue Mountain Capital Management, LLC, GSO Capital Partners LP and Solus Alternative Asset Management LP, in each case that are parties to the RSA.

DIP Facility Loan Agreement	That certain debtor-in-possession credit agreement as approved by the DIP Facility Order, which shall contain terms consistent in all respects with the DIP Facility Term Sheet and otherwise in form and substance acceptable to the Debtors, the DIP Facility Lenders and the Required Supporting Creditors.

DIP Facility Order	Collectively, the interim and final orders entered by the Bankruptcy Court authorizing the Debtors to enter into the DIP Facility Loan Agreement and access the DIP Facility, which shall be in form and substance acceptable to the Debtors, the DIP Facility Lenders and the Required Supporting Creditors.

DIP Facility Term Sheet	As defined in the Term Sheet.

Disclosure Statement	The disclosure statement for the Plan, including all exhibits and schedules thereto, which shall be in form and substance acceptable to the Debtors and acceptable to the Required Supporting Creditors.

Effective Date	The date that is the first Business Day after the Confirmation Date on which all Conditions Precedent have been satisfied or waived in accordance with the Plan.

Term	Definition
Entity	As defined in section 101(15) of the Bankruptcy Code.

Estate	The estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

Excluded Parties	In the event that any holder of Interests in C&J Energy or any Affiliate or subsidiary (other than C&J Energy and any direct or indirect subsidiary thereof) or current or former officer, director, principal, member, employee, agent or advisory board member thereof (a) seeks any relief materially adverse to the Restructuring as agreed herein or the interests of the Debtors, the Supporting Creditors, the Lenders, the Credit Agreement Agent, the DIP Facility Lenders, the DIP Facility Agent or the Backstop Parties or objects to or opposes any material relief sought by (including any request for relief by any other party that is joined by any of the following) the Debtors, the Supporting Creditors, the Credit Agreement Agent, the DIP Facility Lenders, the DIP Facility Agent or the Backstop Parties, (b) is entitled to vote on the Plan and does not vote to accept the Plan, (c) opts out of any third-party releases sought in connection with the Plan or (d) objects to the Plan or causes an objection to the Plan to be made, then such holder of Interests in C&J Energy and each Affiliate and subsidiary (other than C&J Energy and any direct or indirect subsidiary thereof) or current or former officer, director, principal, member, employee, agent or advisory board member thereof shall be an Excluded Party; provided, that no current or former director or officer of the Company (in such capacity) shall be an Excluded Party.

Exculpated Parties	Collectively, and in each case (i) excluding any Excluded Parties and (ii) in its capacity as such: (a) the Debtors; (b) any official committees appointed in the Chapter 11 Cases and each of their respective members; and (c) with respect to each of the foregoing, such Entity and its current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

Exit Facility	As defined in the Term Sheet

General Unsecured Claims	Any Claim other than an Administrative Claim, a Professional Claim, a Secured Tax Claim, an Other Secured Claim, a Priority Tax Claim, an Other Priority Claim, a Mineral Contractor Claim, a Lender Claim, or a DIP Facility Claim.

Governmental Unit	As defined in section 101(27) of the Bankruptcy Code

Impaired	With respect to any Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

Intercompany Claim	A Claim held by a Debtor or an Affiliate against a Debtor or an Affiliate.

Term	Definition
Intercompany Interest	An Interest held by a Debtor or an Affiliate of a Debtor.

Interest	Any Equity Security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.

Lender	Each lender under the Credit Agreement.

Lender Claim	Any Claim arising under, derived from, or based upon the Credit Agreement.

Management Incentive Plan	As defined in the Term Sheet.

Merger	Those certain transactions on or around March 24, 2015, by and among the predecessors to the Debtors and the completion and production business of Nabors, effectuating a merger of such entities.

Mineral Contractor Claim	Any Claim that is secured by, or in the reasonable judgment of counsel to the Company may be secured by, a lien on property of a customer of the Debtors arising under chapter 56 of the Texas Property Code, or any similar federal, state, or local law, whether or not such Claim is or may be secured by a lien on property of the Debtors.

Nabors	Nabors Industries Ltd.

New Board	As defined in the Term Sheet.

New Common Equity Pool	100% of the New Common Stock issued and outstanding on the Effective Date to be distributed to the holders of Allowed Lender Claims in accordance with the Plan, subject to dilution on account of the Management Incentive Plan, the Rights Offering, the Backstop Fee, and the New Warrants.

New Common Stock	The common stock of Reorganized C&J Energy.

New Warrants	As defined in the Term Sheet.

Other Priority Claim	Any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

Other Secured Claim	Any Secured Claim, including any Secured Tax Claim, other than a Lender Claim or a DIP Facility Claim. For the avoidance of doubt, “Other Secured Claims” includes any Claim arising under, derived from, or based upon any letter of credit issued in favor of one or more Debtors, the reimbursement obligation for which is either secured by a Lien on collateral or is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

Term	Definition
Petition Date	The date on which the Chapter 11 Cases were commenced.

Plan	As defined in the Term Sheet.

Plan Restructuring Documents	As defined in the RSA.

Plan Supplement	Any compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan, which shall be filed by the Debtors no later than 7 days before the Confirmation Hearing or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, and additional documents filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement, each of which shall be consistent in all respects with, and shall otherwise contain, the terms and conditions set forth in the RSA and Term Sheet, where applicable, and shall be in form and substance acceptable to the Debtors and the Required Supporting Creditors.

Plan Value	As defined in the Term Sheet.

Priority Tax Claims	Any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

Pro Rata	The proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

Professional Claim	A Claim by a professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

Proof of Claim	A proof of Claim filed against any of the Debtors in the Chapter 11 Cases by the applicable Bar Date.

Reinstated	With respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

Released Parties	Collectively, and in each case (i) other than any Excluded Parties and (ii) in its capacity as such: (a) the Supporting Creditors; (b) the Backstop Parties; (c) the Credit Agreement Agent; (d) the DIP Facility Lenders; (e) the DIP Facility Agent; and (f) with respect to each of the Debtors, the Reorganized Debtors, and each of the foregoing entities in clauses (a) through (e), such Entity and its current and former Affiliates and subsidiaries, and such Entities’ and their current and former Affiliates’ and subsidiaries’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

Term	Definition
Releasing Parties	Collectively, (a) the Supporting Creditors; (b) the Backstop Parties; (c) the DIP Facility Lenders; (d) the Credit Agreement Agent; (e) the DIP Facility Agent; (f) all holders of Claims; (g) all holders of Interests; and (h) with respect to each of the Debtors, the Reorganized Debtors, and each of the foregoing entities in clauses (a) through (g), such Entity and its current and former Affiliates and subsidiaries, and such Entities’ and their current and former Affiliates’ and subsidiaries’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such collectively.

Reorganized C&J Energy	C&J Energy, or any successor or assign, by merger, consolidation, or otherwise, on or after the Effective Date.

Reorganized Debtors	A Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

Required Supporting Creditors	As defined in the RSA.

Restructuring	As defined in the Introduction.

Restructuring Transactions	As defined in the Term Sheet.

Rights Offering Procedures	The procedures governing the Rights Offering attached as an exhibit to the Backstop Commitment Agreement.

Rights Offering Shares	The shares of New Common Stock distributed pursuant to and in accordance with the Rights Offering.

RSA	As defined in the Term Sheet.

SEC	The Securities and Exchange Commission.

Secured	When referring to a Claim: (a) secured by a Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

Secured Tax Claim	Any Secured Claim that, absent its Secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

Securities Act	The Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law.

Standby Facility	[TBD.]

Subscription Rights	The rights to purchase Rights Offering Shares as set forth in the Rights Offering Procedures.

Term	Definition
Term Sheet	As defined in the Introduction.

U.S. HoldCo	As defined in the Introduction.

Unimpaired	With respect to a Class of Claims or Interests, a Class of Claims or Interests that is not Impaired.

EXHIBIT A-1 to Restructuring Term Sheet

DIP Term Sheet

$100.0 Million Senior Secured Debtor-In-Possession Term Loan Facility

Illustrative Summary of Terms And Conditions

This DIP term sheet (the “Term Sheet”), dated as of July 8, 2016, sets forth certain of the principal terms and conditions of a debtor-in-possession loan facility.

THIS TERM SHEET IS PROVIDED FOR DISCUSSION PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER, AGREEMENT OR COMMITMENT TO ENTER INTO THE DEFINITIVE DIP LOAN DOCUMENTS, ANOTHER BUSINESS TRANSACTION OR A RELATIONSHIP. NOTHING IN THIS TERM SHEET IS INTENDED TO REPRESENT A COMMITMENT ON THE PART OF THE DEBTORS OR ANY OF THEIR AFFILIATES OR ANY OF THE LENDERS, TO ENTER INTO THE DIP FACILITY OR ANY OTHER DEFINITIVE AGREEMENT WITH ANY PERSON.

Borrower:	C&J Energy Services Ltd. (the “Company”) and CJ Holding Co. (the “US Borrower” and, together with the Company, the “Borrowers”).

Guarantors:

Guarantors to include all direct and indirect subsidiaries of the Company that are debtors in the Chapter 11 cases of the Company and such debtor subsidiaries (the “Cases”), with exceptions based on the Prepetition Credit Facilities (collectively, the “Guarantors”). The Company and the Guarantors are referred to herein as “Loan Parties” and each, a “Loan Party” or “Debtors” and each, a “Debtor”.

The date of commencement of the Cases is referred to herein as the “Petition Date”.

DIP Lenders:	One or more of Ascribe Capital LLC, funds managed or advised by GSO Capital Partners LP, Blue Mountain Capital Management, LLC and Solus Alternative Asset Management LP (including, in each case, affiliates of any of the foregoing) (the “Steering Committee Lenders”) and other financial institutions reasonably acceptable to the Steering Committee Lenders (together with the Steering Committee Lenders, the “DIP Lenders”) and the Company, but excluding in any case Disqualified Lenders (as defined in the Prepetition Credit Agreement).

Certain Prepetition Debt Facilities:	Reference is made to that certain Credit Agreement dated as of March 24, 2015 (as amended, restated, amended and restated, extended, supplemented or otherwise modified, including pursuant to waivers and forbearance agreements, and in effect from time to time, the “Prepetition Credit Agreement”), the lenders from time to time party thereto (the “Prepetition Secured Lenders”) and the revolving and term loan facilities provided thereunder (the “Prepetition Credit Facilities”).

Administrative Agent:	Cortland Capital Market Services LLC or another institution to be agreed shall act as administrative agent and collateral agent in respect of the DIP Facility (as defined below) (the “Administrative Agent”).

DIP Facility:

The DIP Lenders will agree to provide a senior secured superpriority delayed draw term loan facility in an aggregate principal amount of up to $100.0 million (the “DIP Facility”, the loans made thereunder (which shall be denominated in dollars) (the “DIP Loans”) and the commitments to make such DIP Loans (the “DIP Commitments”)) on the terms and conditions set forth herein and in the DIP Loan Documents (as defined below).

The DIP Facility will be available in up to three drawings (the date of any such drawing, a “Delayed Draw Funding Date”), with (x) the first drawing to be in an amount equal to the lesser of (x) $25,000,000 and (y) the amount permitted to be drawn under the Interim DIP Order, which shall be made on the Closing Date, (y) the second drawing to be made within 2 business days after the entry of the

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Final DIP Order in an amount that together with the first drawing shall be not less than $50 million in the aggregate and (z) the remainder available to be drawn in one drawing thereafter through and including the DIP Facility Termination Date. Amounts borrowed under the DIP Facility that are prepaid may not be re-borrowed.

The effectiveness of the DIP Facility is conditioned, among other things, on (a) Bankruptcy Court approval of the Adequate Protection (defined below), as protection in respect of (i) the incurrence of the DIP Facility, (ii) the imposition of the automatic stay and (iii) the Debtors’ use of collateral that secures the Prepetition Credit Facilities (collectively, the “Existing Collateral”), including cash collateral (“Cash Collateral”) and (b) entry of the Interim DIP Order within 7 calendar days after the Petition Date (or such later date as the Required DIP Lenders may agree in their reasonable discretion).

“Interim DIP Order” means an order of the Bankruptcy Court authorizing, on an interim basis, the DIP Facility and the use of Cash Collateral, and containing provisions granting the adequate protection liens described under “Adequate Protection” below and related adequate protection claims, with only such modifications as are satisfactory to the Required DIP Lenders and the Company in their respective sole discretion.

DIP Facility Termination Date:

The “DIP Facility Termination Date” with respect to the DIP Facility shall be the earliest of (a) the Scheduled Termination Date (as defined below); (b) seven (7) calendar days after the Petition Date (or such later date as the Required DIP Lenders may agree in their reasonable discretion) if the Interim DIP Order has not been entered prior to such date; (c) 40 calendar days after the entry of the Interim DIP Order (or such later date as the Required DIP Lenders may agree in their reasonable discretion) unless the Final DIP Order has been entered by such date; (d) the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes hereof shall be no later than the “effective date” thereof) of a plan of reorganization filed in the Cases that is confirmed pursuant to an order entered by the Bankruptcy Court; and (e) the acceleration of the DIP Loans and the termination of the commitments with respect to such DIP Facility in accordance with the DIP Loan Documents.

“Scheduled Termination Date” means March 31, 2017.

“Final DIP Order” means a final order of the Bankruptcy Court authorizing the DIP Facility in substantially the form of the Interim DIP Order, with only such modifications as are satisfactory to the Required DIP Lenders in their sole discretion.

Use of Proceeds:

The proceeds of the DIP Facility and any Cash Collateral shall be used only for the following, in each case subject to the terms, conditions and amounts herein and the agreed Rolling Budget (subject to permitted variances) from time to time (the “Approved Purposes”): (a) working capital and general corporate purposes in accordance with the Rolling Budget (subject to permitted variances); (b) professional fees and expenses whether or not in accordance with the Rolling Budget; and (c) Bankruptcy Court approved administrative expenses for estate professionals and such other expenses to which the Required DIP Lenders may consent in their sole direction.

As between the DIP Facility and Cash Collateral, Cash Collateral shall be used first for the Approved Purposes unless otherwise agreed by the Required DIP Lenders in their reasonable discretion.

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DIP Loan Documents:	The DIP Facility will be documented by customary documentation, which may include a credit agreement, a security agreement and a guaranty agreement, the terms of which will be consistent with this Term Sheet and will be based on the Prepetition Credit Facilities, subject to modifications customary for facilities of this type (such documentation, collectively, together with such ancillary documents contemplated thereunder, the “DIP Loan Documents”).

Interest Rate:

DIP Loans will bear interest, at the option of the Company, at one of the following rates:

(i) the Applicable Margin (as defined below) plus the Base Rate (to be defined in a customary manner), payable monthly in arrears; or

(ii) the Applicable Margin plus the LIBO Rate (to be defined in a customary manner), provided that in no event shall the LIBO Rate be less than 1.00% (the “LIBOR Floor”).

“Applicable Margin” means 8.00%, in the case of Base Rate loans and 9.00%, in the case of LIBO Rate loans.

During the continuance of an event of default under the DIP Facility, overdue amounts will bear interest at an additional 2% per annum (the “Default Rate”).

OID and Fees:

Original issue discount - For the account of the DIP Lenders, an original issue discount equal to 2.00% of the DIP Commitments, which discount shall be earned and due and payable on the Closing Date.

Ticking Fee - From and after the Closing Date, a non-refundable unused commitment fee at the rate of 5.00% per annum will accrue on the undrawn portion of the DIP Facility, payable monthly in arrears and on the availability termination date.

Prepayment Fee - For the account of the DIP Lenders, a prepayment fee of 2.00% if the DIP Loans are prepaid with the proceeds of another financing during the pendency of the Cases.

Agency Fees - As separately agreed to between the Company and the Administrative Agent.

Optional Prepayments:	The Company may, upon at least 3 business days’ notice for LIBO Rate loans and same day’s notice for Base Rate loans and at the end of any applicable interest period (or at other times with the payment of applicable breakage costs), prepay in full or in part, without premium or penalty (other than such breakage costs and except as provided above), the DIP Loans; provided that each such partial prepayment shall be in a minimum aggregate amount to be mutually agreed.

Mandatory Prepayments:	Mandatory prepayments of the DIP Loans shall be required solely with (a) 100.0% of the net cash proceeds (subject to exceptions to be agreed, including, without limitation, (i) dispositions of obsolete, worn out or ‘scrap’ property in the ordinary course of business, (ii) dispositions of light vehicles (i.e., cars and pick-up trucks but not heavy trucks or rigs) in the ordinary course of business, (iii) the ability to reinvest the net cash proceeds of up to $10 million in the aggregate from casualty events on the terms set forth in the Prepetition Credit Agreement (without giving effect to any limited waiver or forbearance agreement delivered with respect thereto), (iv) the sale or other disposition of all or a portion of the business of Total E&S Inc. (provided that 75% of the net cash proceeds of such sale or other disposition shall be deposited into a segregated blocked agreement pledged to the Administrative Agent to ensure sufficient liquidity at the exit from the Cases) and (v) a de minimis basket of $10 million of

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net cash proceeds in the aggregate for other applicable sales or dispositions) from sales or other dispositions of any assets and (b) 100% of the net cash proceeds of any indebtedness not permitted by the DIP Facility (subject to the 2% prepayment fee as provided above in the case of another financing during the pendency of the Cases).

Security and Priority:

The obligations of the Borrowers under the DIP Facility and the obligations of each Guarantor in respect of its guarantee of all of the foregoing shall, subject to the Carve-Out (as defined below), at all times:

(a) be entitled to superpriority administrative expense claim status in the Case of such Loan Party (the “DIP Superpriority Claims”);

(b) be secured by a perfected first priority security interest and lien on the Collateral of each Loan Party to the extent such Collateral is not subject to valid, perfected and non-avoidable liens as of the Petition Date (subject to customary exclusions and excluding claims and causes of action under sections 502(d), 544, 545, 547, 548 and 550 of the Bankruptcy Code (collectively “Avoidance Actions”) (it being understood that notwithstanding such exclusion of Avoidance Actions, upon entry of the Final DIP Order, to the extent approved by the Bankruptcy Court, such lien shall attach to any proceeds of Avoidance Actions);

(c) except as otherwise provided in the immediately following clause (d) be secured by a junior perfected security interest and lien on the Collateral of each Loan Party to the extent that such Collateral is subject to valid, perfected and unavoidable liens in favor of third parties that were in existence immediately prior to the Petition Date and permitted under the Prepetition Credit Agreement, or to valid and unavoidable permitted liens in favor of third parties that were in existence immediately prior to the Petition Date that were perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code (other than the existing liens that secure obligations of the applicable Loan Party under or governed by the Prepetition Credit Agreement, which existing liens will be primed by the liens described in clause (d) below), subject as to priority to such liens in favor of such third parties; and

(d) pursuant to Section 364(d)(1) of the Bankruptcy Code, be secured by a perfected priming security interest and lien on the Collateral of each Loan Party (such lien and security interest, the “Priming Liens”) to the extent that Collateral is subject to existing liens that secure the obligations of the applicable Loan Party under the Prepetition Credit Agreement (the “Primed Liens”).

The Priming Liens (x) shall be senior in all respects to the interests in such property of the Prepetition Secured Lenders under the Prepetition Credit Facilities (the “Primed Parties”) and (y) shall also be senior to any liens granted to provide Adequate Protection in respect of any of the Primed Liens.

All of the liens described above shall be effective and perfected upon entry of the Interim DIP Order.

“Collateral” means all owned or hereafter acquired assets and property of the Loan Parties (including, without limitation, inventory, accounts receivable, property, plant, equipment, rights under leases and other contracts, patents, copyrights, trademarks, tradenames and other intellectual property and capital stock of subsidiaries), and the proceeds thereof, subject to exclusions based on the Prepetition Credit Facilities with modifications to be agreed that are customary for facilities of this type, and excluding Avoidance Actions and, prior to entry of the Final DIP Order, proceeds of Avoidance Actions.

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Carve-Out:

As used in this Term Sheet, the “Carve-Out” means the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $50,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (the “Debtor Professionals”) and the Creditors’ Committee pursuant to section 328 or 1103 of the Bankruptcy Code (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first business day following delivery by the Administrative Agent of a Carve-Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve-Out Trigger Notice; and (iv) Allowed Professional Fees of Professional Persons in an aggregate amount not to exceed $4,000,000 incurred after the first business day following delivery by the Administrative Agent of the Carve-Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the amounts set forth in this clause (iv) being the “Post-Carve-Out Trigger Notice Cap”). For purposes of the foregoing, “Carve-Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the Administrative Agent to the Debtors, their lead restructuring counsel, the U.S. trustee, and counsel to the Creditors’ Committee, which notice may be delivered following the occurrence and during the continuation of an Event of Default and acceleration of the DIP Facility, stating that the Post-Carve-Out Trigger Notice Cap has been invoked.

On the day on which a Carve-Out Trigger Notice is given by the Administrative Agent to the Debtors with a copy to counsel to the Creditors’ Committee (the “Termination Declaration Date”), the Carve-Out Trigger Notice shall (i) be deemed a draw request and notice of borrowing by the US Borrower for DIP Loans under the DIP Commitment (on a pro rata basis based on the then outstanding DIP Commitments), in an amount equal to the then unpaid amounts of the Allowed Professional Fees (any such amounts actually advanced shall constitute DIP Loans) and (ii) also constitute a demand to the US Borrower to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the then unpaid amounts of the Allowed Professional Fees. The Debtors shall deposit and hold such amounts in a segregated account at the Administrative Agent in trust to pay such then unpaid Allowed Professional Fees (the “Pre-Carve-Out Trigger Notice Reserve”) prior to any and all other claims. On the Termination Declaration Date, the Carve-Out Trigger Notice shall also be deemed a request by the Debtors for DIP Loans under the DIP Commitment (on a pro rata basis based on the then outstanding DIP Commitments), in an amount equal to the Post-Carve-Out Trigger Notice Cap (any such amounts actually advanced shall constitute DIP Loans). The Debtors shall deposit and hold such amounts in a segregated account at the Administrative Agent in trust to pay such Allowed Professional Fees benefiting from the Post-Carve-Out Trigger Notice Cap (the “Post Carve-Out Trigger Notice Reserve” and, together with the Pre-Carve-Out Trigger Notice Reserve, the “Carve-Out Reserves”) prior to any and all other claims. On the first business day after the Administrative Agent gives such notice to such DIP Lenders, notwithstanding anything in the Term Sheet to the contrary, including with respect to the existence of a Default or Event of Default, the

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failure of the Debtors to satisfy any or all of the conditions precedent for DIP Loans under the DIP Facility, any termination of the DIP Commitments following an Event of Default, or the occurrence of the Scheduled Termination Date, each DIP Lender with an outstanding Commitment (on a pro rata basis based on the then outstanding Commitments) shall make available to the Administrative Agent such DIP Lender’s pro rata share with respect to such borrowing in accordance with the DIP Facility. All funds in the Pre-Carve-Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (i) through (iii) of the definition of Carve-Out set forth above (the “Pre-Carve-Out Amounts”), but not, for the avoidance of doubt, the Post-Carve-Out Trigger Notice Cap, until paid in full, and then, to the extent the Pre Carve-Out Trigger Notice Reserve has not been reduced to zero, to pay the Administrative Agent for the benefit of the DIP Lenders, unless the DIP Facility has been indefeasibly paid in full in cash and all Commitments have been terminated, in which case any such excess shall be paid to the Prepetition Secured Lenders in accordance with their rights and priorities as of the Petition Date. All funds in the Post-Carve-Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clause (iv) of the definition of Carve-Out set forth above (the “Post-Carve-Out Amounts”), and then, to the extent the Post Carve-Out Trigger Notice Reserve has not been reduced to zero, to pay the Administrative Agent for the benefit of the DIP Lenders, unless the DIP Facility has been indefeasibly paid in full in cash and all Commitments have been terminated, in which case any such excess shall be paid to the Prepetition Secured Lenders in accordance with their rights and priorities as of the Petition Date. Notwithstanding anything to the contrary in this Term Sheet, if either of the Carve-Out Reserves is not funded in full in the amounts set forth herein, then, any excess funds in one of the Carve-Out Reserves following the payment of the Pre-Carve-Out Amounts and Post-Carve-Out Amounts, respectively, shall be used to fund the other Carve-Out Reserve, up to the applicable amount set forth herein, prior to making any payments to the Administrative Agent or the Prepetition Secured Lenders, as applicable. Notwithstanding anything to the contrary in the Term Sheet, following delivery of a Carve-Out Trigger Notice, the Administrative Agent and the Prepetition Secured Lenders shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve-Out Reserves have been fully funded, but shall have a security interest in any residual interest in the Carve-Out Reserves, with any excess paid to the Administrative Agent for application in accordance with this Term Sheet. Further, notwithstanding anything to the contrary in this Term Sheet, (i) disbursements by the Debtors from the Carve-Out Reserves shall not constitute DIP Loans or increase or reduce the DIP Facility, (ii) the failure of the Carve-Out Reserves to satisfy in full the Allowed Professional Fees shall not affect the priority of the Carve-Out, and (iii) in no way shall the initial budget, budget, Carve-Out, Post-Carve-Out Trigger Notice Cap, Carve-Out Reserves, or any of the foregoing be construed as a cap or limitation on the amount of the Allowed Professional Fees due and payable by the Debtors. For the avoidance of doubt and notwithstanding anything to the contrary herein or in the Prepetition Credit Facilities, the Carve-Out shall be senior to all liens and claims securing the DIP Facility, and any and all other forms of adequate protection, liens, or claims securing the DIP Facility.

Any payment or reimbursement made prior to the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall not reduce the Carve-Out.

Any payment or reimbursement made on or after the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall

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permanently reduce the Carve-Out on a dollar-for-dollar basis. Any funding of the Carve-Out shall be added to, and made a part of, the DIP Facility secured by the Collateral and shall be otherwise entitled to the protections granted under the order approving the DIP Facility, the Bankruptcy Code, and applicable law.

Notwithstanding the foregoing, the Carve-Out shall not include, apply to or be available for any fees or expenses incurred by any party in connection with (a) the investigation, initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation (i) against any of the DIP Lenders, the Administrative Agent, or the Prepetition Secured Lenders, or (ii) challenging the amount, validity, perfection, priority or enforceability of or asserting any defense, counterclaim or offset to, the obligations and the liens and security interests granted under the DIP Loan Documents or the indebtedness described in “Certain Prepetition Debt Facilities” above (whether in such capacity or otherwise), including, in each case, without limitation, for lender liability or pursuant to section 105, 510, 544, 547, 548, 549, 550, or 552 of the Bankruptcy Code, applicable non-bankruptcy law or otherwise; (b) attempts to modify any of the rights granted to the DIP Lenders or the Administrative Agent; (c) attempts to prevent, hinder or otherwise delay any of the DIP Lenders’ or the Administrative Agent’s assertion, enforcement or realization upon any Collateral in accordance with the DIP Loan Documents and the Final DIP Order other than to seek a determination that an event of default has not occurred or is not continuing; or (d) paying any amount on account of any claims arising before the commencement of the Cases unless such payments are approved by an order of the Bankruptcy Court; provided, however, that the Carve Out and such collateral proceeds and loans under the DIP Loan Documents may be used for allowed fees and expenses, in an amount not to exceed $50,000 in the aggregate (the “Investigation Fund”), incurred solely by the Creditors’ Committee in investigating any potential Challenges (as defined in the Interim DIP Order) during the Challenge Period (as defined in the Interim DIP Order); provided further, however, that the Investigation Fund shall not be used for fees and expenses incurred to initiate, assert, join, commence, support, or prosecute any Challenges.

Adequate Protection:

As protection in respect of (x) the incurrence of the DIP Facility, (y) the imposition of the automatic stay, and (z) the Debtors’ use of the Existing Collateral including Cash Collateral, the Debtors and the DIP Lenders agree, subject to Bankruptcy Court approval, to all of the following forms of adequate protection (the “Adequate Protection”):

(a) The Existing Collateral comprising Cash Collateral may be used to the extent set forth in this Term Sheet and the DIP Loan Documents.

(b) Subject to the requirements and limitations set forth in the Rolling Budget (subject to permitted variances), Cash Collateral will only be used for the purposes set forth in the Rolling Budget (subject to permitted variances), without prior written authorization of the Required DIP Lenders (in their reasonable discretion), provided that Cash Collateral will only be used in accordance with the DIP orders entered by the Bankruptcy Court from time to time.

(c) From the date of the Interim DIP Order to the DIP Facility Termination Date, and except to the extent of the Carve-Out, no claim may be asserted against the Administrative Agent, the DIP Lenders, or the Prepetition Secured Lenders, each in their capacity as such, to charge any expenses of administration of the Cases or any future proceeding that may result therefrom, including liquidation in bankruptcy or other proceedings under the Bankruptcy Code, against the Collateral or the Existing Collateral or recover such expenses from

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the Collateral or the Existing Collateral pursuant to section 506(c) of the Bankruptcy Code or any similar principle of law, without the prior written consent of the Required DIP Lenders and the Prepetition Secured Lenders, and no such consent shall be implied from any other action, inaction, or acquiescence by the DIP Lenders or Prepetition Secured Lenders.

(d) The Primed Parties whose liens will be primed as described above, and whose Cash Collateral will be authorized for use by the Loan Parties, will receive as adequate protection, pursuant to sections 361, 363(e) and 364(d)(1) of the Bankruptcy Code:

(i) current cash payment of professional fees and expenses otherwise reimbursable under the Prepetition Credit Facilities,

(ii) to the extent of any diminution in value of their prepetition security interests, replacement or, if applicable, new liens on the Collateral that are junior to the liens securing the DIP Facility, and

(iii) to the extent of any diminution in value of their prepetition security interests, superpriority claims as provided for in section 507(b) of the Bankruptcy Code that are junior to the DIP Superpriority Claims.

Conditions Precedent to Effectiveness:	The effectiveness of the DIP Loan Documents (the “Closing”; the date on which the Closing occurs, the “Closing Date”) and the availability of the DIP Facility shall be subject to the satisfaction (or waiver) of customary conditions for DIP financings of this type.

Conditions Precedent to each Borrowing:	Each borrowing under the DIP Facility will be subject to the satisfaction (or waiver) on each Delayed Draw Funding Date of conditions based on those set forth in the Prepetition Credit Facilities, subject to customary modifications for facilities of this type.

Representations and Warranties:	The DIP Loan Documents will contain representations and warranties based on the Prepetition Credit Facilities, subject to customary modifications for facilities of this type to reflect the Cases and events or circumstances impacting thereon.

Affirmative and Negative Covenants:	The DIP Loan Documents will contain affirmative and negative covenants based on the Prepetition Credit Facilities, subject to modifications customary for facilities of this type to reflect the Cases and events or circumstances impacting thereon; provided that the Loan Parties will be permitted to make investments in, or otherwise make payments to, non-Loan Party subsidiaries of the Company in an aggregate amount not to exceed $5.0 million.

Financial Covenants:

The DIP Facility will contain only the following Financial Covenants:

(a) Tested weekly as of the last business day of each week (each such day, a “Test Date”) for the applicable Test Period (as defined below) ending on such Test Date against the most recent Rolling Budget that covers such Test Period, the Company shall not allow (i) the aggregate receipts of the Company and its subsidiaries to be less than the Variance Percentage (for the applicable Test Period) of the aggregate receipts line item for the Company and its subsidiaries and (ii) the aggregate operating disbursements (excluding professional fees and expenses) made by the Company and its subsidiaries to be greater than the Variance Percentage (for the applicable Test Period) of the aggregate operating disbursements line item. The Financial Covenant set forth in this clause (a) is referred to as the “Budget Variance Financial Covenant”. For purposes hereof, “Test Period” means (i) in respect of the first Test Date covered in the most recent Rolling Budget, the one-week period ending on such Test Date (the “First Test Period”), (ii) in respect of the second Test Date covered in the most recent Rolling Budget, the two-week period ending on such Test Date (the

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“Second Test Period”), (iii) in respect of the third Test Date covered in the most recent Rolling Budget, the three-week period ending on such Test Date (the “Third Test Period”) and (iv) in respect of any subsequent Test Date covered in the most recent Rolling Budget, the four-week period ending on such Test Date (each, a “Subsequent Test Period”). As used herein, “Variance Percentage” means the corresponding percentage below:

Test Period	Variance Percentage
	Receipts	Disbursements
First Test Period	75%	125%
Second Test Period	75%	125%
Third Test Period	80%	120%
Subsequent Test Period	80%	120%

(b) Tested monthly, the Company shall not make any capital expenditures, except for capital expenditures not exceeding an amount equal to the applicable amount set forth below for the period beginning on the Closing Date and ending on the last day of such month.

Fiscal Month	Capital Expenditures
August 2016	$15,560,000
September 2016	$21,550,000
October 2016	$27,540,000
November 2016	$33,530,000
December 2016	$39,510,000
January 2017	$46,540,000
February 2017	$53,660,000
March 2017	$61,870,000

Case Milestones:

The DIP Loan Documents shall require compliance with the following milestones (the “Case Milestones”) in accordance with the applicable timing referred to below (or such later dates as approved by the Required DIP Lenders):

(a)    approval of the DIP Facility in form and substance satisfactory to the DIP Lenders on an interim basis within 7 calendar days after the Petition Date (or such later date as the Required DIP Lenders may agree in their reasonable discretion);

(b)    approval of the DIP Facility in form and substance satisfactory to the DIP Lenders on a final basis within 40 calendar days after the entry of the Interim DIP Order (or such later date as the Required DIP Lenders may agree in their reasonable discretion);

(c)    as promptly as possible but in no event later than 30 calendar days after the Petition Date, the Debtors shall have filed a plan of reorganization (an “Acceptable Plan of Reorganization”) and disclosure statement (an “Acceptable Disclosure Statement”) that are, in each case, acceptable to the DIP Lenders in their sole discretion;

(d)    approval of the Acceptable Disclosure Statement within 90 calendar days after the Petition Date;

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(f)     confirmation of the Acceptable Plan of Reorganization within 130 calendar days after the Petition Date (the “Confirmation Date”); and

(g)    effectiveness of the Acceptable Plan of Reorganization by no later than 21 calendar days following the Confirmation Date.

To the extent the milestones set forth above are extended pursuant to the restructuring support agreement among the Loan Parties and the Steering Committee Lenders (the “Restructuring Support Agreement”), such milestones shall also be extended by such amount for purposes of the DIP Facility.

Failure by the Company to meet any of the foregoing milestones shall constitute an event of default under the DIP Loan Documents and shall cause the consensual use of Cash Collateral (described in the “Adequate Protection” section of this Term Sheet) to be terminated.

Financial Reporting Requirements:

Limited to the following:

(a) monthly unaudited consolidated financial statements of the Company and its subsidiaries (together with a consolidating balance sheet and income statement of the Loan Parties and their subsidiaries that are not Loan Parties) within 30 days after the end of each fiscal month, certified by the Company’s chief financial officer, chief accounting officer or treasurer;

(b) quarterly unaudited consolidated financial statements of the Company and its subsidiaries (together with a consolidating balance sheet and income statement of the Loan Parties and their subsidiaries that are not Loan Parties) within 45 days of quarter-end for the first 3 fiscal quarters of the fiscal year, certified by the Company’s chief financial officer, chief accounting officer or treasurer;

(c) annual audited consolidated financial statements of the Company and its subsidiaries (together with a consolidating balance sheet and income statement of the Loan Parties and their subsidiaries that are not Loan Parties, which consolidating balance sheet and income statement shall not be required to be audited) within 90 days of year-end, accompanied by an audit report (which may be subject to qualifications and exceptions in respect of the financial condition of the Company and its subsidiaries) with respect to such consolidated statements by KPMG LLP, any other “Big 4” accounting firm or other independent certified public accountants reasonably acceptable to the Required DIP Lenders;

(d) copies of all reports on Form 10-K, 10-Q or 8-K filed by the Company or its subsidiaries with the Securities and Exchange Commission;

(e) weekly flash reporting of cash and cash equivalents, including both book and bank balances, substantially the same as the flash reporting required under that certain Forbearance Agreement dated May 31, 2016 among the Borrowers, the other loan parties under the Prepetition Credit Agreement party thereto, certain of the Prepetition Secured Lenders and the other parties thereto; and

(f) periodic reporting of professional fees and expenses to be determined.

Any of the foregoing requirements under clauses (a), (b), (c) and (d) will be permitted to be satisfied by means of filing the applicable statements with the SEC or other authority or posting the applicable statements to a publicly-available website, in each case as and to the extent permitted under the Prepetition Credit Facility.

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Budget Reporting:	Limited to the following: 1. The Company shall deliver on the Closing Date, in each case in form and substance reasonably satisfactory to the Lenders:

(i) monthly projections for the nine months after the Closing Date (such budget, as amended, modified or supplemented in a manner reasonably satisfactory to the Required Lenders, the “DIP Budget”); and

(ii) a thirteen (13) week budget for the Approved Purposes, including use of Cash Collateral (starting with the week of the Petition Date), which sets forth, among other things, on a cumulative roll-forward basis, the projected cash disbursements and projected cash receipts for each applicable week (such budget, the “Initial Rolling Budget”).

2. The Company shall deliver to the Administrative Agent on the third business day of each 4-week period following the Closing Date:

(i) a new thirteen (13) week budget for the Approved Purposes, including use of Cash Collateral, in form substantially similar to the Initial Rolling Budget and in substance reasonably satisfactory to the Required Lenders (such budget, together with the Initial Rolling Budget, the “Rolling Budget”) (subject to a deemed consent construct if the Required Lenders do not dispute any such budget within 5 business days after delivery of such budget).

3. The Company shall deliver to the Administrative Agent, in form reasonably satisfactory to the Required Lenders, on the third business day of each week for the applicable Test Period ending on the last business day of the prior week:

(i) a report (the “Budget Compliance Report”) that sets forth, for such Test Period, a comparison of the actual cash disbursements and actual cash receipts to the projected cash disbursements (other than in respect of professional fees and expenses) and projected cash receipts set forth in the most recent Rolling Budget for such period, together with a certification from the Company that it is in compliance with the Budget Variance Financial Covenant.

Notwithstanding the forgoing, the DIP Loan Documents will provide that the Company will be permitted to pay all professional fees and expenses notwithstanding the information disclosed in any financial report delivered thereunder.

Events of Default:	The DIP Loan Documents will contain events of default based on the Prepetition Credit Facilities, subject to modifications consistent for facilities of this type to reflect the Cases and events or circumstances impacting thereon. The termination of the Restructuring Support Agreement in accordance with its terms shall constitute an event of default under the DIP Loan Documents.

Expenses and Indemnification:	The DIP Loan Documents will contain provisions for payment of expenses and indemnification of the Administrative Agent and the DIP Lenders based on the Prepetition Credit Facilities.

Assignments and Participations:	Assignments must be in a minimum amount to be mutually agreed (or, if less, the remaining commitments and/or DIP Loans of any assigning DIP Lender) and are subject to the consent of the Company (absent a continuing Event of Default) and the Administrative Agent, except, in each case, with respect to any assignment to a DIP Lender, an affiliate of such a DIP Lender or a fund engaged in investing in commercial loans that is advised or managed by such a DIP Lender. No participation shall include voting rights, other than for matters requiring consent of all affected DIP Lenders.

Required DIP Lenders:	DIP Lenders holding, in the aggregate, more than 50.0% of the outstanding commitments and/or exposure under the DIP Facility (the “Required DIP Lenders”).

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Amendments:	Required DIP Lenders, except for amendments customarily requiring approval by directly and adversely affected DIP Lenders based on the Prepetition Credit Facilities, subject to modifications consistent for facilities of this type.

Miscellaneous:	The DIP Loan Documents will include (i) yield protection provisions, (ii) waivers of consequential damages and jury trial, and (iii) agency, set-off and sharing language, in each case based on the Prepetition Credit Facilities.

Governing Law and Submission to Exclusive Jurisdiction:	State of New York (and, to the extent customary for DIP financings, the Bankruptcy Code).

Counsel to the Administrative Agent:	Davis Polk & Wardwell LLP.

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EXHIBIT B

Form of Joinder Agreement

Joinder Agreement

[            ], 2016

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of [            ], 2016, a copy of which is attached hereto as Annex I (as it may be amended, supplemented, or otherwise modified from time to time, the “Restructuring Support Agreement”),1 by and among the Company Parties and the Supporting Creditors.

1. Agreement to be Bound. The Transferee hereby agrees to be bound by all of the terms of the Restructuring Support Agreement. The Transferee shall hereafter be deemed to be a “Supporting Creditor” and a “Party” for all purposes under the Restructuring Support Agreement.

2. Representations and Warranties. With respect to the aggregate principal amount of Holdings Credit Agreement Claims set forth below its name on the signature page hereof, the Transferee hereby makes the representations and warranties of the Supporting Creditors set forth in Section 4.06 of the Restructuring Support Agreement to each other Party.

3. Governing Law. This joinder agreement (the “Joinder Agreement”) to the Restructuring Support Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

* * * * *

[Remainder of Page Intentionally Left Blank]

[1]	Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Restructuring Support Agreement.

IN WITNESS WHEREOF, the Transferee has caused this Joinder Agreement to be executed as of the date first written above.

Name of Transferor:
Name of Transferee:

By:
Name:
Title:

Principal Amount of Term Loan Transferred: $

Principal Amount of Revolving Loan Transferred: $

Notice Address:

Fax:
Attention:

With a copy to:

Fax:
Attention: